UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________________________________________

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TriNet Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NYSE CLOSING BELL®
JUNE 23, 2021
TNET
LISTED
NYSE
TriNet®
TNET
LISTED
NYSE
TriNet
NEW YORK STOCK EXCHANGE

Dear Fellow Stockholders,

I am excited to welcome you to our 2022 Annual Meeting. As I reflect on our 2021 financial and operating performance, I am extremely pleased with our efforts in service of all of our stakeholders, including our customers, employees (who we call "colleagues"), and stockholders. Despite the continued COVID-19 pandemic, we supported our clients throughout 2021 as they worked to achieve their goals, and we did so while remaining mindful of the health and safety of our clients, worksite employees (“WSEs”) and colleagues. This proxy season represents an opportunity to highlight the progress we have made against our long-term strategic plan.

Mission and Vision

Our long-term strategic plan is anchored in our corporate mission and values. The disruptions caused by COVID-19 in 2020 and continuing through 2021 provided us the opportunity to revisit our corporate mission and vision and ensure they aligned with how we’ve found that we can best serve our clients and our WSEs in the changing landscape around us. Our new mission, "Power the success of small and medium-sized businesses by supporting their growth and enabling their people," centers our focus around the growth of our clients and support of their people — the employees of our small- and medium-sized business ("SMB") clients. We believe that TriNet’s solutions must not only enable our clients to grow, but also allow our WSEs to grow and to perform their jobs in the best way they can. Our new vision, "To become the most trusted advisor to SMBs by harnessing the power of scale,'' speaks to the relationship to which we aspire, leveraging technology, and the deep expertise of our colleagues in service of our customers. We are excited to build on these foundational components in 2022.

Financial Performance

Our strong financial performance in 2021 was the result of our execution of our corporate mission and vision, our disciplined pricing, and our commitment to expense management. Our 2021 financial highlights include:

•We grew Total Revenues by 13% year-over-year to over $4.5 billion, and we grew Professional Service Revenues by 17% to $639 million.

•Our Average WSEs increased 5% year-over-year, and our Total WSEs increased 10% to approximately 365,000, an all-time high.
•We grew GAAP Earnings per Share by 27% year-over-year to $5.07, and we grew Adjusted Net Income per Diluted Share by 27% to $5.64.
•We completed a $500 million senior notes offering, repaid and terminated our outstanding term loan, and replaced our existing revolving credit facility with a new $500 million revolving credit facility.

Business Developments

At TriNet, one of our core values is to “lead with the customer,” and our 2021 business performance underscores our commitment to this and reflects our on-going efforts to serve our existing clients throughout the COVID-19 pandemic and to support the economic recovery of SMBs. We will continue to monitor and evaluate developments relating to the COVID-19 pandemic and will work to respond appropriately to the impact of COVID-19 on our business and our clients' businesses.

We hosted our second annual TriNet PeopleForce event, our conference for customers and prospective customers focused on business transformation, agility and innovation for SMBs. We also introduced TriNet Financial Services Preferred, a new top-tier version of our HR solution that addresses the critical HR needs of businesses in the financial services industry, and launched 'Connect 360', an innovative service model intended to better meet client needs and the changes in how our clients and WSEs want to engage with us.

In December 2021, we entered into a definitive agreement to acquire Zenefits. The acquisition was completed on February 15, 2022, resulting in our new TriNet Zenefits business unit. TriNet Zenefits is a leading cloud-based HR platform which provides innovative and intuitive HR, benefits, payroll and employee engagement software purpose-built for SMBs. We believe TriNet Zenefits will allow us to diversify our product offering, enabling us to dynamically serve SMBs throughout their lifecycle and expand the customers we serve.

Leadership Development

During 2021, we announced the appointment of two new directors to our board of directors. These new directors bring additional experience in the SMB space, applicable professional experience, and even more diverse perspectives to our board. We also expanded our leadership team to include a new Senior Vice President and Chief Sales Officer to lead our sales function and a new Chief Product Officer.

ESG Report

A major milestone in 2021 was the development and publishing of our inaugural environmental, social and governance report ("2021 ESG Report") in Q4 2021. The 2021 ESG Report reflects TriNet's commitment to its stakeholders and long-term sustainability practices, social responsibility and robust corporate governance by showcasing efforts on important projects and initiatives on which we are already executing. I am so pleased that our inaugural report was developed entirely in-house by a cross-functional team of passionate, dedicated and knowledgeable TriNet colleagues.

TriNet’s path forward includes you. Please take the time to read our Proxy Statement for the 2022 Annual Meeting of Stockholders, our 2021 Annual Report, and any related proxy materials. I also encourage you to read our 2021 ESG Report. I hope you are as excited about our progress as I am. Thank you for your interest, time, and your trust in us as we keep our valued customers at the center of all we do—every day.

Sincerely,
Burton M. Goldfield
Chief Executive Officer

TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2022

Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation, which will be held virtually on Tuesday, May 24, 2022, at 9:00 a.m. Pacific Time (the "2022 Annual Meeting").
We are holding the 2022 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class II directors to hold office until the 2025 Annual Meeting of Stockholders;

2. To approve on an advisory basis the compensation of our named executive officers ("Named Executive Officers" or "NEOs") as disclosed in this accompanying proxy statement;

3. To approve an amendment and restatement of the TriNet Group, Inc. 2019 Equity Incentive Plan;

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

5. To conduct any other business properly brought before the meeting or any adjournment or postponements thereof.
This year's annual meeting will be a completely virtual meeting of stockholders. You can attend the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2022, where you will be able to listen to the meeting live, submit questions, and vote online during the meeting, just as you could at an in-person meeting. We believe that a virtual meeting enables expanded access and increased stockholder attendance and participation.
The record date for the 2022 Annual Meeting is March 31, 2022. Only stockholders of record at the close of business on that date may vote at our 2022 Annual Meeting or any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 12, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented, even if you do not attend the 2022 Annual Meeting. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the 2022 Annual Meeting and to vote your shares at the 2022 Annual Meeting.
We appreciate your continued support of TriNet.

By Order of the Board of Directors,

Samantha Wellington
Secretary

April 12, 2022

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you or vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of TriNet Group, Inc. (the “Board”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), including at any adjournments or postponements of the 2022 Annual Meeting. In this Proxy Statement for the 2022 Annual Meeting (the “Proxy Statement”), “we,” “us,” “our,” the "Company," and “TriNet” refer to TriNet Group, Inc.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Under the "notice and access" rules of the Securities and Exchange Commission (the “SEC”), we are able to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at our 2022 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will be able to access our proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the Internet or to request a printed copy.
We expect to mail the Notice on or about April 12, 2022 to all stockholders of record entitled to vote at our 2022 Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 27, 2022.
Where and at what time is the 2022 Annual Meeting?
Our 2022 Annual Meeting will be held on Tuesday, May 24, 2022, at 9:00 a.m. Pacific Time. The 2022 Annual Meeting will be a completely virtual meeting of stockholders. You can attend the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2022 where you will be able to listen to the meeting live, submit questions and vote online. You will not be able to physically attend the 2022 Annual Meeting. We believe that a virtual meeting enables expanded access and increased stockholder attendance and participation.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on our record date, March 31, 2022.

What matters am I voting on and how many votes are needed to approve each proposal?
You will be able to vote on the four matters listed below at our 2022 Annual Meeting. The table below summarizes the Board’s voting recommendation, the minimum vote needed to approve each proposal, and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Board's Recommendation	Effect of Abstentions	Effect of Broker Non-Votes

1	The election of Paul Chamberlain, Wayne B. Lowell, and Myrna Soto as Class II directors.	Nominees receiving the most “For” votes.	FOR each Nominee	None	None

2	Approval, on an advisory basis, of the compensation of our Named Executive Officers.	“For” votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter.	FOR	Against	None

3	Approval of amendment and restatement of the TriNet Group, Inc. 2019 Equity Incentive Plan	"For" votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter.	FOR	Against	None

4	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	“For” votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter.	FOR	Against	N/A

Additionally, you may vote on any other business as may properly come before the 2022 Annual Meeting or any adjournments or postponements thereof.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Why are you holding a virtual annual meeting?
This is the third year that we have implemented a virtual format for our annual meeting. Based on our experience at the 2021 annual meeting of stockholders, we believe that a virtual meeting will enable expanded access and increased stockholder attendance and participation.
Who can vote at the 2022 Annual Meeting?
Only stockholders of record at the close of business on March 31, 2022 will be entitled to vote at our 2022 Annual Meeting. Beneficial owners can vote their shares live at our 2022 Annual Meeting so long as they obtain a valid proxy from their broker, bank or other agent. On the record date of March 31, 2022, there were 62,258,896 shares of common stock outstanding and entitled to vote.

Who is a stockholder of record and how do they vote?
If, on March 31, 2022, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. If you are a stockholder of record, you may vote live at our 2022 Annual Meeting, or by proxy over the telephone, through the Internet, or by using a proxy card that you may request or that we may elect to deliver to you at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend our 2022 Annual Meeting and vote live even if you have already voted by proxy.
If, on March 31, 2022, your shares were not held in your name but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of those shares and different procedures apply to you. Read the question titled "Who is a beneficial owner and how do they vote?" below.
Even if you plan to attend our 2022 Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a stockholder of record:

Mark, sign and date your proxy card and send by free post	In the U.S. or Canada dial toll free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Vote live at the 2022 Annual Meeting	Scan your unique QR code on your proxy card 24/7 to vote with your mobile device

•To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If your signed proxy card is received before our 2022 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 23, 2022 to be counted.
•To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 23, 2022 to be counted. Internet proxy voting may be provided to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.
•To vote live, attend our 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2022, where you may vote and submit questions during the meeting. Have your Notice or proxy card in hand when you visit the website. Even if you plan to attend the 2022 Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the 2022 Annual Meeting.
Who is a beneficial owner and how do they vote?
If, on March 31, 2022, your shares were not held in your name but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that broker, bank or agent rather than by TriNet. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the 2022 Annual Meeting. Simply follow the voting instructions in the Notice your broker, bank or other agent sends to you to ensure that your vote is counted.
If your shares were instead registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record with respect to those shares and different procedures apply to you. Read the question titled "Who is a stockholder of record and how do they vote?" above.

Even if you plan to attend our 2022 Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a beneficial owner:

Vote live at our 2022 Annual Meeting by obtaining a legal proxy from your broker, bank or other agent	Follow the voting instructions in the Notice you received from your broker, bank or other agent
•To vote live at the 2022 Annual Meeting, you must obtain a legal proxy from your broker, bank or other agent.
•To vote by any other means, you must follow the instructions in the Notice you receive from your broker, bank or other agent. These instructions can vary from agent to agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote attend the 2022 Annual Meeting live or are represented by proxy. On the record date, March 31, 2022, there were 62,258,896 shares outstanding and entitled to vote. Thus, the holders of 31,129,449 shares must attend the 2022 Annual Meeting live or be present by proxy at our 2022 Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy, if a valid proxy is submitted on your behalf by your broker, bank or other agent, or if you vote live at our 2022 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the meeting or the holders of a majority of shares attending the meeting live or represented by proxy may adjourn the 2022 Annual Meeting to another date.
What happens if I do not vote?
If you are a stockholder of record and do not vote either by completing your proxy card, by telephone, through the Internet or live by attending our 2022 Annual Meeting, your shares will not be voted or be counted as present at the 2022 Annual Meeting for the purposes of establishing a quorum.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or agent will still be able to vote your shares on certain matters. For the 2022 Annual Meeting, your broker, bank or agent may not vote your shares on Proposal 1 (Election of Directors), Proposal 2 (Advisory Approval of Executive Compensation) or Proposal 3 (Approval of Amendment and Restatement of the TriNet Group, Inc. 2019 Equity Incentive Plan), but may vote your shares on Proposal 4 (Ratification of the Appointment of Deloitte & Touche LLP).
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the New York Stock Exchange ("NYSE") to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” For the 2022 Annual Meeting, Proposal 4 (Ratification of the Appointment of Deloitte & Touche LLP) is the sole routine matter. Your broker, bank or agent will not have discretion to vote on Proposal 1 (Election of Directors), Proposal 2 (Advisory Approval of Executive Compensation) or Proposal 3 (Approval of Amendment to and Restatement of the TriNet Group, Inc. 2019 Equity Incentive Plan) absent direction from you, as they are considered "non-routine" matters.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, “For” the approval of the amendment and restatement of the TriNet Group, Inc. 2019 Equity Incentive Plan, and “For” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using their best judgment.
What if another matter is properly brought before the meeting?
We know of no other matters that will be presented for consideration at our 2022 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies for our 2022 Annual Meeting. In addition to these proxy materials, members of our Board and our corporate employees, who we call "colleagues," also may solicit proxies in person, by telephone, or by other means of communication. Directors and colleagues will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•you may submit another properly completed proxy card with a later date;
•you may grant a subsequent proxy by telephone or through the Internet using the procedures outlined above;
•you may timely send a written notice that you are revoking your proxy to our Secretary at One Park Place, Suite 600, Dublin, California 94568; or
•you may attend the 2022 Annual Meeting and vote live.
Your most current proxy card or telephone or Internet proxy at the time of the 2022 Annual Meeting will be the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
Yes. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or agent for changing or revoking your vote. You cannot change or revoke the vote made by your broker, bank or agent by attending our 2022 Annual Meeting unless you have obtained a legal proxy from the broker, bank or agent that holds your shares giving you the right to vote the shares.
When are stockholder proposals due for the 2023 Annual Meeting of Stockholders?
To be considered for inclusion in our 2023 proxy materials, your proposal (including a director nomination) must be submitted in writing by December 15, 2022 to our Secretary at One Park Place, Suite 600, Dublin, California 94568 and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2023 Annual Meeting of Stockholders is held before April 27, 2023 or after June 26, 2023, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2023 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in our 2023 proxy materials, the proposal must be received by our Secretary not earlier than the close of business on January 27, 2023 and not later than the close of business on February 26, 2023; provided, however, that if our 2023 Annual Meeting of Stockholders is held before April 27, 2023 or after June 26, 2023, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How can I find out the results of the voting at the 2022 Annual Meeting?
Preliminary voting results will be announced at our 2022 Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. Securities and Exchange Commission within four business days after the 2022 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, each with a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until their successor is duly elected and qualified.

As of the date of filing of this Proxy Statement, our Board has twelve members. Paul Chamberlain, Wayne B. Lowell, and Myrna Soto are Class II directors whose term of office expires at the 2022 Annual Meeting. Each of the directors listed below has been recommended for reelection by our Nominating and Corporate Governance Committee and has been nominated for reelection by our Board. Pursuant to our Bylaws, if elected at the 2022 Annual Meeting, each of these nominees would serve until our 2025 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or a director’s service may cease sooner in the event of such director's death, resignation or removal.
Our nominees will be elected by a plurality of the votes of the holders of shares attending the 2022 Annual Meeting or represented by proxy and entitled to vote on the election of directors at our 2022 Annual Meeting. This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election for any reason, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
It is our policy to invite and encourage directors and nominees for director to attend each of our annual meetings of stockholders. In 2021, all of the directors then in office attended our 2021 Annual Meeting of Stockholders.
The following is a brief biography of each nominee for election at our 2022 Annual Meeting, each director whose term of office expires at our 2022 Annual Meeting, and each director whose term will continue after our 2022 Annual Meeting.

    Nominees for Election

Director since 2015 Independent
Paul Chamberlain
Finance and Audit Committee (Member)
Compensation Committee (Member)
Paul Chamberlain, age 58, has been a member of our Board since December 2015. Mr. Chamberlain currently operates his own strategic and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in January 2015, he worked at Morgan Stanley, a multinational investment bank and financial services company, for 26 years, most recently as Managing Director and Co-head of Global Technology Banking. Mr. Chamberlain has served on the board of directors of Veeva Systems, Inc. since December 2015 and ServiceNow, Inc. since October 2016. Mr. Chamberlain also has worked as a visiting professor and adjunct professor at Princeton University’s Keller Center for Entrepreneurial Studies and Santa Clara University’s Leavey School of Business, respectively. Mr. Chamberlain chairs the Strategic Advisory Committee of JobTrain, the Menlo Park, California-based vocational and life skills training group focused on the neediest in the Silicon Valley community. Mr. Chamberlain holds a B.A. in History, magna cum laude, from Princeton University and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Chamberlain is qualified to serve on our Board based on his strategic and financial expertise and his past experience as a Managing Director of Morgan Stanley.

Director since 2009 Independent
Wayne B. Lowell
Finance and Audit Committee (Chair)
Risk Committee (Member)
Wayne B. Lowell, age 66, has been a member of our Board since August 2009. From March 2012 until November 2017, Mr. Lowell served as Chair and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From 1998 to 2012, Mr. Lowell served as President of Jonchra Associates, LLC, which provided strategic, operating and financial advice to senior management of private equity-funded and publicly-held entities. Earlier, Mr. Lowell worked for PacifiCare Health Systems, which was a Fortune 500 healthcare company where he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Lowell served on the board of directors of Addus Homecare Corporation, from January 2010 to June 2013. Mr. Lowell holds a B.S. in Accounting from the University of Maryland and an M.B.A. from the University of California, Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on our Board based on his years of experience in the health care industry and his past experience as a chief financial officer.

Director since 2021 Independent
Myrna Soto
Finance and Audit Committee (Member)
Risk Committee (Member)
Myrna Soto, age 53, joined the TriNet board of directors in May 2021. She is a veteran board member, cybersecurity professional, business leader, governance fellow, venture capitalist and advisor with more than 30 years of experience helping businesses large and small scale for success. Ms. Soto is a seasoned security, strategy and governance professional in the tourism, financial and technology industries. Her extensive resume of experience in cybersecurity includes her current position as founder and CEO of Apogee Executive Advisors, an advisory firm focused on technology risk, cybersecurity, and technology integrations as well as her previous positions that include advisory board member of ForgePoint Capital, chief strategy & trust officer for ForcePoint, Chief Operating Officer for Digital Hands, and strategic advisor to the CEO for Bar Dynamics, a company later sold to Broadcom. Ms. Soto also worked as Senior Vice President & Global Chief Information Security Officer for Comcast, among other C-suite and leadership roles in the technology industry. Ms. Soto currently serves on the boards for Headspace Health, a global leader in mental health and well-being, Michigan-based utility company Consumers Energy/ CMS Energy, Spirit Airlines, Popular Inc. (which operates under the names Banco Popular and PopularBank) and is a board advisor to on-demand mental health company Ginger. Prior board experience also includes leadership and advisory roles with MGM Resorts International, Royal Caribbean Cruises, American Express and Norwegian Cruise Lines, among others. Ms. Soto earned a Master of Business Administration and a Master of Science from Nova Southeastern University, as well as a Bachelor of Arts in Psychology from Florida International University. Ms. Soto also holds a master certificate in project management and information technology management from The George Washington University School of Business. The Nominating and Corporate Governance Committee believes Ms. Soto is qualified due to having over 28 years of experience in the information technology and cybersecurity fields and currently serves on four public company boards and has both compensation and audit committee experience. Ms. Soto is also a Board Governance Fellow for the National Association of Corporate Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Director's Term of Office Expires At Our 2022 Annual Meeting of Stockholders

Director since 1988 Independent
Martin Babinec
Martin Babinec, age 67, founded TriNet in 1988 and has served on our Board since that time, serving as Chair until December 2009. From 1988 until May 2008, he also served as our Chief Executive Officer. Mr. Babinec founded and serves as Managing Director of UpVentures Capital, an early-stage investor; co-founded and is a member of the management committee of Rock City Development LLC; founded and serves as Chair of Upstate Venture Connect and Entrepreneurs Across Borders, both of which are entrepreneur-led non-profits; and UpMobility, a family foundation. Mr. Babinec cofounded and serves as chair of the StartFast Venture Accelerator, a mentorship-driven startup accelerator. Mr. Babinec holds a B.S. in Business Administration from Shippensburg University. The Nominating and Corporate Governance Committee believes that Mr. Babinec is qualified to serve on our Board based on his significant business experience, both inside and outside our industry, and because his role as our founder and former Chief Executive Officer brings unique insight to the Board.

Directors Continuing in Office Until Our 2023 Annual Meeting of Stockholders

Director since 2017 Independent
Michael J. Angelakis
Compensation Committee (Member)
Nominating and Corporate Governance Committee (Member)
Michael J. Angelakis, age 57, has been a member of our Board since February 2017. Mr. Angelakis has served as the Chairman and Chief Executive Officer of Atairos Management, L.P., an independent, private investment firm, since August 2015. Mr. Angelakis also serves as a Senior Advisor to the Executive Management Committee of Comcast Corporation, a leading media and telecommunications company, since July 2015. Prior to founding Atairos, Mr. Angelakis served as Comcast Corporation’s Vice Chair from March 2007 to October 2015 and Chief Financial Officer from March 2007 to July 2015. Mr. Angelakis also serves on the board of directors of ExxonMobil, ClarivatePLC and Bowlero Corporation, Mr. Angelakis previously served on the board of directors of Hewlett Packard Enterprises from October 2015 to March 2020 and Duke Energy Corporation from October 2015 to August 2017, as the Chairman of the Board for the Federal Reserve Bank of Philadelphia from October 2015 to August 2017, and as a Trustee of Babson College. Mr. Angelakis was elected as a director of TriNet pursuant to the terms of the Stockholder Agreement, dated as of December 21, 2016, between TriNet and AGI-T, L.P., an affiliate of Atairos Group, Inc. Mr. Angelakis holds a B.S. from Babson College and is a graduate of the O/P Management Program at Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Angelakis is qualified to serve on the Board based on his extensive investment, financial and managerial experience and leadership gained through his senior management roles in the media and telecommunications industries, including as the chief financial officer of a public company, as well as experience as a director of other public companies.

Director since 2008 President and Chief Executive Officer
Burton M. Goldfield
Burton M. Goldfield, age 66, joined TriNet as Chief Executive Officer and a member of our Board in May 2008. Prior to joining TriNet, Mr. Goldfield was Chief Executive Officer at Ketera Technologies, a SaaS provider to Fortune 2000 companies. Before that, Mr. Goldfield served as Senior Vice President, Worldwide Field Operations at Hyperion Solutions Corporation, a software company, and Vice President of Worldwide Sales for IBM Corporation’s multinational information technology company, Rational Software division. Mr. Goldfield currently serves on the board of directors of EvoNexus, Inc. and FinancialForce. Mr. Goldfield also previously served on the board of directors of DHI Group, Inc. from December 2014 to May 2019. Mr. Goldfield holds a B.S. in Biomedical Engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on our Board based on his operational and strategic expertise from his previous executive positions with other large companies, as well as his past experience as a director of another public company.

Director since 2005 Independent
David C. Hodgson
Board of Directors (Chair)
Nominating and Corporate Governance Committee (Member)
David C. Hodgson, age 65, has been a member of our Board since June 2005 and has served as the Chair of our Board since May 2018. Mr. Hodgson is Vice Chairman and a Managing Director of General Atlantic, a global growth private equity firm. Mr. Hodgson joined General Atlantic in 1982, helped found their partnership, and has over 35 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson is former Chair and current member of the Board of Trustees of Johns Hopkins Medicine. Mr. Hodgson serves on the board of directors of Johns Hopkins HealthCare and Johns Hopkins Medicine International. Mr. Hodgson is Chair of the Manhattan Theatre Club, serves on the President's Leadership Council of the Dartmouth College Board of Trustees, and is a member of the Advisory Council at Stanford Graduate School of Business. Mr. Hodgson is Chairman Emeritus of the board of Echoing Green and is Trustee Emeritus of Johns Hopkins University. Previously, Mr. Hodgson served on the board of directors of DHI Group, Inc. from August 2005 to May 2014. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on our Board based on his experience as a member of the board of directors of a number of public and private companies and his experience assisting companies in their development as a Managing Director of General Atlantic.

Director since 2020 Independent
Jacqueline Kosecoff
Compensation Committee (Member)
Risk Committee (Member)
Jacqueline Kosecoff, age 72, has been a member of our Board since January 2020. Since March 2012, Dr. Kosecoff has been a Managing Partner of Moriah Partners, where she works to identify, select, mentor and manage health services and IT companies, and a Senior Advisor of Warburg Pincus, a private equity investing firm. From 2005 to 2012, Dr. Kosecoff was a senior executive inside UnitedHealth Group-PacifiCare. Dr. Kosecoff joined UnitedHealth Group as part of its acquisition of PacifiCare Health Systems in 2005 and took responsibility for, among other areas, the Medicare Part D business and the consumer health product division serving seniors. From 2002 to 2005, at PacifiCare Health Systems, Dr. Kosecoff served as Executive Vice President with responsibility for various business segments. Dr. Kosecoff served as Chief Executive Officer of Prescription Solutions (now known as OptumRx) from 2006 to 2011. From 1998 to 2002, Dr. Kosecoff was founder, President and Chief Operating Officer of Protocare, a firm whose lines of business included the clinical development of drugs, devices, biopharmaceutical and nutritional products, and health services consulting. Dr. Kosecoff served as Professor of Medicine and Public Health at the University of California, Los Angeles from 1975 to 2006. Dr. Kosecoff has also served on the board of directors of GoodRx since May 2016 (the company went public in September 2020), Houlihan Lokey since June 2016, Alignment Healthcare since March 2017 (the company went public in 2021) and STERIS Corporation since October 2003. Dr. Kosecoff holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University, and a doctorate from University of California, Los Angeles. The Nominating and Corporate Governance Committee believes that Dr. Kosecoff is qualified to serve on our Board based on her extensive healthcare industry experience, leadership gained through her senior management roles in a variety of healthcare companies, and her service on the board of directors of other public companies.

Directors Continuing in Office Until Our 2024 Annual Meeting of Stockholders

Director since 2013 Independent
Katherine August-deWilde
Compensation Committee (Chair)
Katherine August-deWilde, age 73, has been a member of our Board since October 2013. Ms. August-deWilde is currently Vice Chair and a director of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management, since January 2016 and served as the President of First Republic Bank from 2007 to 2015. Ms. August-deWilde has served in various roles at First Republic Bank since 1985, including as Chief Financial Officer and Executive Vice President and Chief Operating Officer. Ms. August-deWilde also has served on the board of directors of First Republic Bank since 1988, Eventbrite, Inc. since February 2016, and SunRun, Inc. since January 2016. She is a member of the Catalyst Corporate Board Resource. Ms. August-deWilde holds a B.A. from Goucher College and an M.B.A. from Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Ms. August-deWilde is qualified to serve on our Board based on her experience as a corporate executive, her financial expertise, and her service on the boards of directors of other public companies.

Director since 2008 Independent
H. Raymond Bingham
Nominating and Corporate Governance Committee (Chair)
Finance and Audit Committee (Member)
H. Raymond Bingham, age 76, has been a member of our Board since July 2008 and served as the Chair of our Board from January 2010 to May 2018. Mr. Bingham is a partner of Canyon Bridge Capital Partners, a global private equity buyout firm, and has served as Executive Chairman of Imagination Technologies since November 2016. From 2015 to 2016, Mr. Bingham was an Advisory Director of Riverwood Capital Management, a private equity firm that invests in high-growth technology companies. From January 2010 to December 2015, Mr. Bingham was an Advisory Director of General Atlantic, a global growth equity firm, and served as a Managing Director from September 2006 to December 2009. Previously, Mr. Bingham served on the board of directors of Cypress Semiconductor from March 2015 to June 2017 and as Executive Chairman from August 2016 to June 2017. Mr. Bingham also previously served on the board of directors of Flextronics International Ltd. from October 2005 to June 2017, Oracle Corporation from November 2002 to March 2017, DHI Group, Inc. from July 2009 to April 2015, Spansion, Inc. from May 2010 to March 2015, Fusion-io, Inc. from February 2011 to July 2014, and STMicroelectronics from April 2007 to April 2013. Mr. Bingham holds a B.S. in Economics from Weber State University and an M.B.A. from Harvard Business School. Additionally, Mr. Bingham was awarded an Honorary Doctorate of Humanities from Weber State University. The Nominating and Corporate Governance Committee believes that Mr. Bingham is qualified to serve on our Board based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his significant service on the board of directors of other publicly traded companies, and his extensive knowledge and experience managing portfolio companies both within and outside our industry.

Director since 2021 Independent
Ralph A. Clark
Compensation Committee (Member)
Nominating and Corporate Governance Committee (Member)
Ralph Clark, age 63, has been a member of our Board since March 2021. Mr. Clark serves as the President and CEO of ShotSpotter, Inc., a publicly traded (NASDAQ SSTI) SaaS-based acoustic surveillance and precision policing solutions company bringing the power of digital transformation to law enforcement in more than 200 cities and 2,500 agencies in the United States. Mr. Clark joined ShotSpotter in 2010 and led the business model and technology transformation resulting in ShotSpotter's initial public offering in 2017. Prior to joining ShotSpotter, Mr. Clark was the CEO of GuardianEdge Technologies, a leading end-point data protection company that he joined in 2005, which was acquired by Symantec in 2010. Mr. Clark started his career as an IBM large systems marketing representative in the early 1980s working in Seattle with primary responsibility for large systems sales to Boeing Computer Services. After IBM and business school, Mr. Clark spent three years in investment banking with Goldman Sachs and Merrill Lynch before pursuing a career as a high tech entrepeneur. Mr. Clark holds a B.S. in Economics from University of the Pacific and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Clark is qualified to serve on our Board based on his significant management experience in small-and medium-sized businesses, his current role as the chief executive officer of a publicly traded company and his multiple experiences as a TriNet client.

Director since 2020 Independent
Maria Contreras-Sweet
Risk Committee (Chair)
Nominating and Corporate Governance Committee (Member)
Maria Contreras-Sweet, age 66, has been a director since November 2020. In October 2017, Ms. Contreras-Sweet became the Managing Member of both Contreras Sweet Companies, LLC, a marketing and research solutions company, and Rockway Equity Partners, LLC, a private-equity firm that invests in small-and medium--sized companies. From April 2014 through January 2017, Ms. Contreras-Sweet served as the 24th Administrator of the U.S. Small Business Administration and as a member of President Obama’s cabinet where she managed the world’s largest seed fund and the largest middle market fund of funds, as well as a $120 billion loan portfolio. In addition, Ms. Contreras-Sweet led a major initiative to bring the Small Business Administration ("SBA") into the digital age and expand into broader domestic and global markets. At the time, the SBA reached historic levels in lending and contracting for small businesses. Prior, Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. The bank served the small and middle market. Ms. Contreras-Sweet was Co-founder and Managing Partner of Fortius Holdings from 2004 to 2006. Prior to that, Ms. Contreras-Sweet served as the California cabinet Secretary of the Business, Transportation and Housing Agency, from 1999 to 2003, where she oversaw 42,000 employees with a $14 billion budget. While there, Ms. Contreras-Sweet led in the creation of the Department of Managed Healthcare, the state's HMO regulator, and reached new levels of partnering with small businesses on California’s multi-billion dollar infrastructure program. Ms. Contreras-Sweet is a director of Sempra Energy, Regional Management Corporation and Zions Bancorporation and on the nonprofit boards of the Bipartisan Policy Center, Los Angeles World Affairs Council and Town Hall and is a distinguished fellow of the Larta Institute. Prior, Ms. Contreras-Sweet served on the board of directors of Blue Cross of California and as a Founding Director of The California Endowment, a healthcare philanthropy. Ms. Contreras-Sweet has been bestowed with numerous Honorary Doctorates including from Tufts University, Whittier College and California State University, Los Angeles. The Nominating and Corporate Governance Committee believes that Ms. Contreras-Sweet possesses extensive knowledge and executive experience in state and federal government, corporate, entrepreneurial and nonprofit sectors. Ms. Contreras-Sweet brings a strong understanding of banking, corporate governance, healthcare, and global innovation, extensive experience with small-and medium-sized enterprises, and deep familiarity with state and federal regulatory bodies which makes her a valuable contributor to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board has undertaken a review of its composition, the composition of its committees and of the independence of each our of directors and determined that, other than Mr. Goldfield, by virtue of his position as our Chief Executive Officer ("CEO"), each of our directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of the director nominees, directors or any of our executive officers.
Board Leadership Structure
We separate our Chair of the Board of Directors (the “Board Chair”) and CEO to reinforce the independence of our Board in its oversight of our business and affairs. We believe that an independent Board Chair enhances the effectiveness of our Board by being best positioned to objectively evaluate and oversee management’s performance, ensure management accountability, and align management with the best interests of the Company and its stockholders. Our Board Chair, Mr. David C. Hodgson, has, among other things, the authority to call and preside over Board meetings, to set meeting agendas and to determine the materials distributed to our Board. Mr. Hodgson also serves as the Board’s lead independent director. As lead independent director, Mr. Hodgson presides over periodic meetings of the Board’s independent directors, serves as a liaison between our CEO and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.
Board Composition
TriNet recognizes that diversity in experience, skill sets, and personal backgrounds of members of our Board are key to good governance. Currently, we have twelve directors on our Board, including four directors who identify as women and three directors from underrepresented groups. TriNet has added three new directors since November 2020, all with skill sets and backgrounds that we consider additive to those of our incumbent board members.
Role of the Board in Risk Oversight
One of our Board’s key functions is informed oversight of our risk management process. Our Board administers this oversight function directly as well as through the Board’s standing committees. Our officers are responsible for day-to-day management of the material risks that TriNet faces. Our Risk Committee reviews the design of our enterprise risk management program, monitors management's operation of that program, including risk trends, significant risk exposures, and the quality and effectiveness of our technology security, and oversees the nature and level of risk appropriate for TriNet. Our Finance and Audit Committee considers and discusses our significant financial risk exposures and management actions to monitor and control these potential exposures, monitors our compliance with financial requirements, and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and oversees governance risks, such as director independence and conflicts of interest. Our Compensation Committee assesses and monitors risks, such as management incentives and potential for excessive risk taking, related to our compensation policies and programs. Our Board receives periodic updates from our management and their independent advisors throughout the year regarding the risks that TriNet faces and reviews our enterprise risk management program at least annually. In addition, our committees meet periodically with our management and their independent advisors to review risks and risk management processes relevant to the committees’ respective areas of oversight. Both our Board and our Board committees receive periodic and incidental reports as matters may arise from our Chief Compliance Officer, who is our Chief Legal Officer ("CLO"), and our Internal Audit Department regarding potential violations of our Code of Business Conduct and Ethics, our ethics hotline activity and other complaints we may receive regarding potential ethics violations or our financial controls, accounting and other auditing matters. Our committees regularly report to the Board and have the ability to raise material risk exposures to the Board.
Meetings of the Board of Directors
Our Board held six meetings during 2021. In 2021, each of our directors attended at least 75% of our Board meetings and of the meetings of each committee on which they served that were held during their service as a Board member. In addition, our non-management directors met four times in 2021 in scheduled executive sessions at which only non-management directors were present. The Board Chair presided over these executive sessions.

Information Regarding Committees of the Board of Directors
Our Board has four committees: a Finance and Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The following table provides membership for each of our Board committees as of April 12, 2022:
Finance and Audit Committee
The primary functions of our Finance and Audit Committee include:
•assisting the Board in its oversight of:
•the Company’s corporate accounting and financial reporting processes;
•the Company’s systems of internal control over financial reporting;
•the Company’s audits of financial statements;
•the quality and integrity of the Company’s financial statements and internal controls;

•the qualifications, performance and independence of the Company’s independent registered public accounting firm;
•the performance, responsibilities, budget and staffing of the Company’s internal audit function; and
•the Company's compliance with legal and regulatory requirements.
•conducting an annual assessment of the performance of the Finance and Audit Committee and periodically reviewing and assessing the adequacy of its charter;
•establishing procedures for the receipt, retention and treatment of complaints and monitoring complaints received by us regarding accounting, internal accounting controls or auditing matters; and
•preparing the Committee report that the Securities and Exchange Commission ("SEC") rules require to be included in the Company’s annual proxy statement.
Our Board has determined that each member of our Finance and Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Exchange Act, is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board examined each Finance and Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
Our Finance and Audit Committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Our Finance and Audit Committee meets regularly in executive session. Our Finance and Audit Committee’s authority, duties and responsibilities are described in its charter, which is reviewed annually and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. The Finance and Audit Committee held seven meetings during 2021.
Report of the Finance and Audit Committee of the Board of Directors(1)
The Finance and Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2021 with management. The Finance and Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Finance and Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent accountants’ communications with the Finance and Audit Committee concerning independence and has discussed with our independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Finance and Audit Committee has recommended to the Board that the Company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Wayne B. Lowell
H. Raymond Bingham
Paul Chamberlain
Myrna Soto

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The primary functions of our Compensation Committee include:
•determining and approving goals and objectives for our executive compensation program, evaluating executive performance against those goals and objectives, and approving the individual compensation levels and other terms of employment in light of such performance, including, without limitation, reviewing, approving and administering any employment agreements, severance agreements or plans, change in control agreements, plans or provisions and any other compensatory arrangements with our executive officers;
•reviewing and approving the compensation of Board members, including retainer, Board meeting, committee meeting and committee chair fees and equity grants or awards;
•overseeing administration of our equity incentive plans, establishing guidelines, interpreting plan documents, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans;
•reviewing and recommending to our Board the adoption, amendment and termination of our equity incentive plans;
•reviewing, in consultation with the CEO, the Company's management succession planning, excluding policies and planning for CEO selection and succession;
•assessing the independence of each compensation consultant, legal counsel and other advisor to our Compensation Committee in accordance with and to the extent required by applicable law and the NYSE listing standards;
•reviewing and discussing with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements and proxy statements in accordance with and to the extent required by applicable law and the NYSE listing standards and recommending to our Board that such Compensation Discussion and Analysis be approved for inclusion therein;
•preparing and reviewing our Compensation Committee’s reports on executive compensation to be included in our annual proxy statements in accordance with and to the extent required by applicable law and the NYSE listing standards;
•investigating any matter brought to the attention of our Compensation Committee within the scope of its duties if, in the judgment of our Compensation Committee, such investigation is appropriate;
•reviewing and assessing the adequacy of our Compensation Committee’s charter periodically and recommending any proposed changes to our Board for approval; and
•conducting an evaluation of the performance of our Compensation Committee periodically.
Our Board has determined that each member of our Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. The Compensation Committee held six meetings during 2021.
Compensation Committee Processes and Procedures
Our Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chair of our Compensation Committee, often in consultation with our CEO, CLO, Senior Vice President of Human Resources and our Compensation Committee's independent compensation consultant. Our Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors and consultants, attend Compensation Committee meetings to make presentations and provide financial and other background information and advice relevant to Compensation

Committee deliberations. Our CEO does not participate in and is not present during any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives.
In certain situations, our Compensation Committee may delegate its authority to a subcommittee or to our CEO in connection with the grant of certain equity awards. In 2017, our Compensation Committee formed the Equity Award Committee, initially comprised of two members and currently including four members of the Compensation Committee, Ms. August-deWilde, Mr. Chamberlain, Mr. Clark, and Dr. Kosecoff. The primary purpose of the Equity Award Committee is to administer the Company's equity incentive plans and to grant equity awards thereunder, primarily to our Section 16 officers, without limiting the authority of our Compensation Committee. Our Compensation Committee has delegated to the CEO the authority, subject to certain limitations such as the maximum value for each award, to grant a limited number of restricted stock unit awards ("RSU Awards") to certain non-executive colleagues and consultants of the Company annually and in connection with their hiring or promotion or retention purposes, pursuant to the terms of such policy and the Company's equity incentive plan.
Under its charter, our Compensation Committee has full access to all of our books, records, facilities and personnel. In addition, our Compensation Committee has authority to engage and retain legal counsel, compensation consultants and other experts and consultants as it deems appropriate to carry out its responsibilities. Our Compensation Committee has direct responsibility for the oversight of the work performed by and for approving the reasonable fees and retention terms of these advisors.
Under its charter, our Compensation Committee may select or receive advice from a compensation consultant, legal counsel or other advisor other than in-house legal counsel and certain other types of advisors only after taking into consideration six factors prescribed by the SEC and as set forth in the NYSE listing standards that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2021, after taking these factors into consideration, our Compensation Committee determined that Compensia, Inc., the Committee's compensation consultant ("Compensia"), met the independence test outlined herein, confirmed that Compensia's work did not raise any conflicts of interest and engaged Compensia to assist it in connection with its review, analysis and determinations with respect to the compensation of our senior personnel, including our Named Executive Officers. Subsequently, the Company engaged in a search for a new compensation consultant during which it took into consideration the six factors noted above for each of the candidates, and upon completion of that process engaged Meridian Partners, LLC ("Meridian") as its new compensation consultant as of August 2021. For purposes of this Proxy Statement, the "Compensation Consultant" shall mean Compensia or Meridian or both, depending on the referenced time frame. For a list of our Named Executive Officers, see the section titled “Compensation Discussion and Analysis, Named Executive Officers” below. For a summary of the nature and scope of the services provided to our Compensation Committee by the Compensation Consultant, see the section titled "Compensation Discussion and Analysis, Oversight and Design of our Compensation Program, Role of Compensation Consultant" below.
For the 2021 fiscal year, the Compensation Consultant also reviewed the compensation peer group our Compensation Committee uses to aid in the development of reasonable and competitive compensation practices, recommended changes or updates to our peer group and performed a competitive market analysis of performance and compensation levels for that peer group. Management also evaluated the analysis and provided input for our Compensation Committee’s consideration. Following an active dialogue with the Compensation Consultant and management, our Compensation Committee established our 2021 executive compensation program, which is discussed in the section titled "Compensation Discussion and Analysis."
Historically, at one or more meetings in the first quarter of each year, our Compensation Committee conducts its annual review of Company performance against our compensation plan goals and objectives for the prior year, determines executive cash incentive and performance equity award payments under those plans, sets executive compensation levels, and establishes new performance objectives and goals for the current year. Our Compensation Committee also considers matters at various meetings throughout the year related to individual compensation (such as compensation for new executive hires), as well as high-level strategic compensation issues, such as the general efficacy of our compensation strategy, potential modifications to that strategy, retention and performance-specific compensation requirements and new trends, plans or approaches to compensation among our peer group or more generally. For executives other than our CEO, our Compensation Committee solicits and considers evaluations and recommendations of our CEO. For our CEO, our Compensation Committee conducts its own evaluation and makes compensation and incentive award adjustments accordingly. As part of its deliberations, our Compensation Committee will use the Board's annual evaluation of our CEO's performance and may review and consider materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies, as appropriate.
The specific determinations of our Compensation Committee with respect to executive compensation for 2021 are described in greater detail in the section titled “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are currently or have been at any time one of our officers or employees. None of our executive officers currently serve or have served during the last year as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The primary functions of the Nominating and Corporate Governance Committee include:
•reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs;
•recommending criteria for the selection of candidates to the Board and its committees and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;
•recommending to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or filling any vacancies or newly created directorships that may occur between such meetings;
•recommending directors for appointment to Board committees;
•making recommendations to the Board as to determinations of director independence;
•overseeing the evaluation of the Board;
•developing and recommending to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company and overseeing compliance with such Corporate Governance Guidelines and Code of Business Conduct and Ethics;
•periodically reviewing the Company's succession planning and policies for CEO selection and succession; and
•Reviewing and evaluating the Company's approach to environmental, social, and governance ("ESG") matters, including the Company's ESG program, ESG reporting and risk associated with such program and reporting.
Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. The Nominating and Corporate Governance Committee has authority to engage legal counsel and other experts or consultants as it deems appropriate to carry out its responsibilities. The Nominating and Corporate Governance Committee's authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company's website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, independence and commitment to rigorously representing the long-term interests of the Company's stockholders. Our Nominating and Corporate Governance Committee also considers such factors as relevant expertise and experience upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in their field and the ability to exercise sound business judgment. Our Nominating and Corporate Governance Committee retains the right to modify these qualifications. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers judgment, diversity, age, skills, background, experience, and such other factors as it deems appropriate, given the current needs of our Board and TriNet, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether such candidates are independent for NYSE purposes, which determinations are made based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, where necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates but also may engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: One Park Place, Suite 600, Dublin, California 94568. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Our Nominating and Corporate Governance Committee held six meetings during 2021.
Risk Committee
The primary functions of the Risk Committee include:
•reviewing the Company's Enterprise-wide Risk Management Policy and approach;
•overseeing the operation of the Company's enterprise-wide risk management framework, processes and methodologies;
•reviewing enterprise-level risk management objectives and monitoring management's execution of such objectives;
•reviewing management's reports on risk management processes, methodologies, controls and capabilities;
•reviewing the Company's efforts to foster a culture of risk adjusted decision making without constraining reasonable risk taking and innovation;
•reviewing the adequacy of resources of the Company's risk management functions;
•monitoring relevant trends and developments in the area of enterprise risk management and oversight;
•reviewing the Company's risk profile against its tolerances, including significant risk exposure and risk trends, and the steps management has taken to monitor, control and report such risk exposures and trends;
•monitoring the quality and effectiveness of the Company's technology security and periodically reviewing, appraising and discussing with management the quality and effectiveness of the Company's information technology security, data privacy and disaster recovery capabilities;

•reviewing, approving and monitoring risk management actions for cases escalated to the Committee;
•reviewing reports from the Company's management Enterprise Risk Steering Committee;
•liaising with other committees of the Board or members of management as necessary or desirable to permit those committees to carry out their statutory, regulatory and other responsibilities; and
•considering such other matters and performing such other actions as the Board or Committee deems necessary or advisable in relation to the Committee's risk management oversight function.

Our Board has determined that each member of the Risk Committee is independent under the NYSE listing standards. The Risk Committee meets as often as it determines is appropriate to carry out its responsibilities. The Risk Committee has authority to engage advisers as it deems appropriate to carry out its responsibilities. The Risk Committee's authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company's website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Our Risk Committee was formed in March 2021 and held four meetings in 2021.
Stockholder Communications with the Board of Directors
Our Board has adopted a Stockholder Communication Policy to establish procedures for and to encourage stockholder communications with the Board or any of its directors. The Stockholder Communication Policy is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Any interested person also may communicate directly with the presiding lead director or the independent or non-management directors. If you are interested in communicating directly with the independent or non-management directors, please follow the procedures for such communications in our Stockholder Communication Policy.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics (the "Code") that applies to all of our colleagues, executive officers and directors, including those executive officers responsible for financial reporting. Our Code is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. We intend to disclose any amendments to this Code or any waivers of its requirements on our website to the extent permitted or required by applicable SEC rules or stock exchange requirements.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board responsibilities, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

PROPOSAL 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve on an advisory basis the compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the section titled "Compensation Discussion and Analysis" ("CD&A"). This vote is not intended to address any specific item of compensation but rather the overall compensation of all our Named Executive Officers and the executive compensation philosophy, policies and practices described in the CD&A, as well as the related compensation tables and the accompanying narrative disclosure.
Before you vote, we urge you to read the CD&A, as well as the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement for detailed information on our executive compensation program.
Our Board believes that our executive compensation program strikes an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company's long-term performance, and aligns the interests of our Named Executive Officers with those of our stockholders. Accordingly, our Board is asking stockholders to indicate their support for the compensation of our Named Executive Officers, as described in the CD&A in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, our Compensation Committee or TriNet. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and Compensation Committee will consider the results of this vote in making determinations in the future regarding our executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares attending our 2022 Annual Meeting live or represented by proxy and entitled to vote on the matter at our 2022 Annual Meeting. The next scheduled say-on-pay vote is expected to be at the 2023 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE TRINET GROUP, INC. 2019 EQUITY INCENTIVE PLAN
In its efforts to attract, motivate and retain highly qualified employees, the Company provides equity-based incentive awards designed to align interests of its employees and other service providers with those of stockholders pursuant to the TriNet Group, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan was initially approved by the Company’s stockholders in May 2019 and enables the Company to provide equity incentives through issuances of stock, restricted stock, stock options, restricted stock units, performance stock units, and other stock-based awards.

We are asking our stockholders to approve an amendment and restatement of the 2019 Plan to increase the authorized number of shares of our common stock reserved for issuance pursuant to future grants made under the 2019 Plan by 4 million shares, and to make certain modifications designed to reflect strong equity plan governance practices as described below.
Considerations for the Amendment and Restatement of the 2019 Plan
In consideration of the proposed amendment and restatement of the 2019 Equity Plan ("2019 Plan"), the Board and the Compensation Committee carefully considered the Company’s anticipated future equity needs, historical equity compensation practices and the advice of the Compensation Committee’s independent compensation consultant. Among the factors considered by the Compensation Committee in determining the proposed increased share reserve under the 2019 Plan were:
•Overhang Percentage. As of March 31, 2022, and as set out in the table below, there were 1,242,958 shares available for future equity awards under the 2019 Plan and approximately 2 million shares subject to outstanding equity awards, which represented approximately 3% of the Company’s shares outstanding. These numbers do not include any additional shares subject to equity awards that may be granted under the 2019 Plan between the date of this Proxy Statement and the 2022 Annual Meeting (such as awards in connection with new hires and promotions). The foregoing numbers also do not reflect the increased share reserve requested under the 2019 Plan for which the Company is seeking approval.

Number of Stock Options Outstanding	—
Weighted Average Exercise Price	—
Weighted Average Term (in years)	—
Number of Full-Value Stock Awards Outstanding	1,539,709
Number of Performance-Based Awards at Target	287,252
Number of Shares Remaining Available for Grant	1,242,958
Common Shares Outstanding as of March 31, 2022	62,258,896

If approved, the proposed increase in the number of shares reserved for issuance pursuant to awards under the 2019 Plan would increase the overhang percentage to approximately 11%.

•Historical Equity Award Grant Rate. Since its adoption of the 2019 Plan, the Company has granted awards covering a total of 1,850,039 shares as of December 31, 2021. The following table sets forth information regarding awards granted and the annualized grant rate for each fiscal year:

Fiscal Year	Stock Options Granted	Full-Value Awards Granted	Performance-Based Awards at Target	Weighted Average Shares Outstanding(1)	Annualized Grant Rate(2)
2019	—	54,050	—	69,605,284	0.08%
2020	—	932,517	183,981	67,474,935	1.65%
2021	—	562,881	116,610	65,816,746	1.03%
(1)    The weighted average shares outstanding is calculated as of December 31 of each fiscal year.
(2)    The annualized grant rate is calculated as of December 31 of each fiscal year by dividing the number of shares subject to awards granted in such fiscal year by the weighted average shares outstanding.
•Anticipated Duration. Based on the Company’s historical and projected grant practices, the Company believes that the 4 million shares proposed to be added to the 2019 Plan, combined with the existing shares available for grant under the 2019 Plan as of March 31, 2022, will meet the Company’s equity compensation grant needs for approximately three to five years. However, changes in our business and in our recruitment and retention needs could alter this projection.
If stockholders do not approve the proposed share increase to our 2019 Plan, then based on historical usage rates under the 2019 Plan, we believe we may be unable to make adequate equity grants following the fiscal year ending on December 31, 2023 and in future years, and will lose an important compensation tool to attract and retain key executives and employees.
2019 Plan Corporate Governance Best Practices
The 2019 Plan has been designed to incorporate corporate governance best practices to align the Company’s equity compensation programs with the interests of stockholders. Some of the corporate governance best practices included in the 2019 Plan are as follows:
•No repricings. Repricing of any award is not permitted without stockholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.
•No evergreen provisions. The 2019 Plan specifies a fixed number of shares available for future grants and does not provide for any automatic increase based on the number of outstanding shares of our common stock without stockholder approval.
•Clawback of awards. The 2019 Plan provides the Compensation Committee with the authority to subject awards granted under the 2019 Plan to any clawback or recoupment policies that the Company has in effect from time to time.

In addition, if approved, the 2019 Plan as amended and restated would make further modifications as described below, intended to further strike a balance between the potential dilutive impact of equity awards and the Company’s need to continue to recruit and retain highly-qualified personnel to execute the Company’s strategic goals and deliver long-term stockholder value:

•No Dividend Payments on Unvested Awards: The 2019 Plan would prohibit the payment of dividends on equity awards until they become earned and vested.

•Annual Limit on Non-Employee Director Compensation: The grant date fair value of all equity awards granted to any non-employee director, when combined with cash compensation for services as a director, may not exceed $750,000 in any calendar year (consistent with the limit approved by stockholders for the period from 2019-2024 at the Company’s 2019 Annual Meeting of Stockholders).

•Limited Share Recycling: Under the 2019 Plan, shares tendered to or withheld by the Company to pay the exercise price or satisfy withholding obligations arising in connection with the exercise of stock options or SARs granted under the 2019 Plan or its predecessor plan will not be returned to the share reserve.
Summary of the 2019 Plan

The 2019 Plan was initially approved by the Company’s stockholders in May 2019 as a successor to the Company’s 2009 Equity Incentive Plan (the “Prior Plan”). The current amendment and restatement was adopted by the Company’s Board of Directors on March 24, 2022, subject to stockholder approval.
The 2019 Plan provides for the grants of Options (both Non-Qualified Stock Options and Incentive Stock Options), Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), Performance Awards (each as defined in the 2019 Plan) and other cash- and stock-based awards (collectively, “Incentive Awards,” and each an “Incentive Award”) to the Company’s employees, non-employee directors and individual consultants. Any award may be granted alone or in tandem with other awards, and may be granted in addition to, or in substitution for, other types of awards. Compensation payable to Board members in the form of shares will also be paid from the 2019 Plan.
The following paragraphs summarize the material terms of the 2019 Plan, as would be modified by the proposed amendment and restatement, including the provisions regarding eligibility, the types of awards that may be made, and the performance criteria that may be applied to awards. The summary is qualified in its entirety by reference to the full text of the 2019 Plan as amended and restated, which is attached hereto as Appendix A.

Shares Authorized

The Board initially reserved 2.7 million shares of common stock for issuance under the 2019 Plan. If an Incentive Award under the 2019 Plan or Prior Plan is forfeited, canceled, expires, terminates or is otherwise settled in cash without the issuance of shares, the shares subject to such awards will become available for future awards under the 2019 Plan; provided that any shares withheld in respect of taxes or tendered or withheld to pay the exercise price of Options or SARs granted under the 2019 Plan or Prior Plan will not be returned to the share reserve or authorized for future grants shall again be available for grant under the 2019 Plan.

In the event of any dividend or other distribution (other than an ordinary cash dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, issuance of shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the shares of common stock under the 2019 Plan without receipt of consideration by the Company, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Compensation Committee shall, subject to compliance with Section 409A of the Internal Revenue Code ("IRC") (as defined in the 2019 Plan) and other applicable law, make any or all of the following equitable adjustments as it deems appropriate so as to ensure no undue enrichment or harm (including by payment of cash): (i) the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate limits under the 2019 Plan; (ii) the number and type of shares or other securities subject to outstanding awards; and (iii) the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award. The Compensation Committee, in its sole discretion, may also make such adjustments to the terms of any awards to reflect, or related to, such changes in the capital structure of the Company or distributions, as it deems appropriate, including modifications of performance goals or performance periods applicable to any Performance Award.

If the proposed amendment and restatement of the 2019 Plan is approved by stockholders, the total authorized shares will be 6.7 million, which includes the initial 2.7 million shares authorized in 2019 and the 4 million shares authorized by stockholders in connection with this amendment and restatement.

Purpose

The purpose of the 2019 Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of the Company, thereby furthering the best interests of the Company and its stockholders.

Eligibility
The Company’s employees, non-employee directors and individual consultants are eligible to receive awards under the 2019 Plan to the extent the receipt of such awards is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. As of December 31, 2021, there were approximately 461 employees, 11 non-employee directors and 0 individual consultants eligible to receive awards under the 2019 Plan. The basis for participation in the 2019 Plan is the Compensation Committee’s decision, in its sole discretion, that an Incentive Award to an eligible participant will further the 2019 Plan’s purposes of motivating and rewarding participants to perform at the highest level and contribute to the Company’s success. In exercising its discretion, the Compensation Committee may consider the recommendations of management and the purposes of the 2019 Plan.

The grant date fair value of all equity awards (as determined by ASC 718) granted to any non-employee director, when combined with cash compensation for services as a director, may not exceed $750,000 in any calendar year.

Administration
The 2019 Plan is administered by the Compensation Committee, unless another committee is designated by the Board. The Compensation Committee may delegate the authority to grant awards under the 2019 Plan, to the extent permitted by applicable law, to (i) one or more officers of the Company (except that such delegation will not be applicable to any award for a person then covered by Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)) and (ii) one or more committees of the Board. All decisions of the Compensation Committee are final, conclusive and binding upon all parties.

The Compensation Committee has authority under the 2019 Plan to:
•identify participants;
•determine the types of Incentive Awards to grant and the number of shares to be covered by Incentive Awards;
•determine the terms and conditions of outstanding Incentive Awards, whether Incentive Awards may be settled or exercised in cash, property, net settlement or any combination thereof, the circumstances under which Incentive Awards may be canceled, forfeited or suspended, and whether Incentive Awards may be deferred automatically, or at the election of the holder or the Compensation Committee;
•determine the circumstances in which, and the extent to which, an Incentive Award may be accelerated, exercised, settled, vested, paid or forfeited in the event of a participant’s termination of service;
•determine whether dividend equivalents will be provided for RSUs and Performance Awards (each as defined in the 2019 Plan), provided that any such dividend equivalents will be subject to the same restrictions and vesting conditions as the underlying Incentive Award;
•amend the terms of any outstanding Incentive Awards;
•correct any defect, supply any omission or reconcile any inconsistency in the 2019 Plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the 2019 Plan into effect;
•interpret and administer the 2019 Plan and any instrument or agreement relating to, or Incentive Awards made under, the 2019 Plan;
•establish, amend, suspend or waive rules and regulations and appoint agents, trustees, brokers, depositories and advisors and determine the terms of their engagement, in each case, as it deems appropriate for the proper administration of the 2019 Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and
•make any other determination and take any other action that it deems necessary or desirable to administer the 2019 Plan, in each case, as it deems appropriate for the proper administration of the 2019 Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Stock Options
The 2019 Plan authorizes the grant of Incentive Stock Options and Non-Qualified Stock Options. Incentive Stock Options are Options that satisfy the requirements of Section 422 of the IRC. Non-Qualified Stock Options are Options that do not satisfy the requirements of Section 422 of the IRC. Options granted under the 2019 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from TriNet Group, Inc. at a specified exercise price per share. The Compensation Committee determines the period of time during which an Option may be exercised, the vesting schedule, the method and form by which each Option is to be exercised, and the expiration date of each Option, provided that no Option will be exercisable more than 10 years after the grant date. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the IRC). Notwithstanding their designation, to the extent that the fair market value of the shares underlying a participant’s Incentive Stock Options exceeds $100,000 during any calendar year, the excess will be treated as Non-Qualified Stock Options, with such Incentive Stock Options considered in the order in which they were granted. The exercise price per share covered by an Option will be determined by the Compensation Committee and may not be less than 100% of the fair market value of a share on the date of grant.

Stock Appreciation Rights ("SARs")
The Compensation Committee may grant SARs under the 2019 Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount equal to the number of shares subject to the portion of the SAR exercised multiplied by the excess, if any, of the fair market value of a share on the date of exercise of the SAR over the exercise or hurdle price of the SAR. Such distributions are payable in cash or shares, or a combination thereof, as determined by the Compensation Committee. The terms and conditions applicable to Options generally also apply to SARs.

Restricted Stock
The 2019 Plan also authorizes the grant of Restricted Stock on terms and conditions established by the Compensation Committee, which will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

Restricted Stock Units
RSUs may be granted subject to terms and conditions as determined by the Compensation Committee. In the case of RSUs, no shares are issued at the time of grant. Rather, upon the lapse of any applicable vesting schedule and other restrictions, an RSU entitles a participant to receive shares or cash, or a combination thereof, as determined by the Compensation Committee.

Performance Awards
The Compensation Committee may grant Performance Awards to participants subject to terms and conditions as determined by the Compensation Committee. Performance awards may be denominated in cash, shares or units, or a combination thereof, and may be earned based on the achievement of one or more performance conditions specified by the Compensation Committee. The Compensation Committee will make all determinations regarding the achievement of performance goals. Settlement of Performance Awards will be in cash, shares, other awards or property, net settlement, or any combination thereof. The Compensation Committee may, in its discretion, increase or reduce the amount of a settlement to be made in connection with a Performance Award.

Other Cash and Stock-Based Awards
The 2019 Plan authorizes the making of other cash- or stock-based awards. The Compensation Committee will establish the terms and conditions applicable to each award.

Dividends and Dividend Equivalents

Incentive Awards (other than Options and SARs) may include the right to receive dividends or dividend equivalents, as applicable. Notwithstanding the foregoing, any cash dividends, stock or other property distributed as a dividend, dividend equivalent or otherwise with respect to any Incentive Award will be subject to the same time and performance-vesting conditions (if any) and other restrictions or risks of forfeiture as the underlying Incentive Award.

Change in Control
The 2019 Plan provides that, upon a Change in Control (as defined in the 2019 Plan), the Compensation Committee retains discretion to take one or more of the following actions:

•continue or assume the Incentive Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or parent;
•substitute or replace the Incentive Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as the Incentive Award;
•accelerate the vesting of the Incentive Award and lapse any restrictions thereof and, in the case of an Option or a SAR, accelerate the right to exercise the Incentive Award, in each case upon the participant’s involuntary termination of service (as defined in the 2019 Plan) or the failure of the successor or surviving entity or its parent to continue or assume the Incentive Award;
•in the case of a Performance Award (as defined in the 2019 Plan), determine the level of attainment of the applicable performance conditions, including waiving the performance conditions applicable to all or any portion of the Performance Award that is not vested as of the date of the Change in Control and providing that the relevant portion of the Performance Award shall vest as of the date specified by the Compensation Committee, subject to the participant’s continuous service with the Company and its affiliates or other such terms and conditions as imposed by the Compensation Committee; and
•cancel the Incentive Award in consideration of a payment, with the form, amount and timing of such payment determined by the Compensation Committee in its sole discretion, subject to certain conditions set forth in the 2019 Plan.

Duration, Amendment and Termination

The 2019 Plan will terminate on the tenth anniversary of the date the plan was last adopted by our Board of Directors. Accordingly, if the current amendment and restatement to the 2019 Plan is approved by stockholders of the Company, the 2019 Plan will automatically terminate on March 23, 2032.

The 2019 Plan initially became effective in May 2019 upon approval by the stockholders of the Company and will automatically terminate on May 9, 2029, if not earlier terminated under the terms of the 2019 Plan. The Board may amend, suspend, discontinue or terminate the 2019 Plan at any time except that no change may be made to the 2019 Plan: (i) without stockholder approval if such approval is required by applicable law or the rules of the stock market or exchange on which the shares are principally quoted or traded, or (ii) without the consent of the affected participant if such action would materially adversely impact a pending Incentive Award or adversely impact any Incentive Award following a change in control. Accordingly, the Board may generally amend the provisions of the 2019 Plan described in this proposal.

Prohibition on Repricing
Subject to the adjustment provision described above, the Compensation Committee may not directly or indirectly, through cancellation or regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of the Company’s stockholders.

Restrictions on Transfer

Except as otherwise permitted by the Compensation Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution.

Cancellation or “Clawback” of Awards

The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy, cancel or require reimbursement of any Incentive Awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the 2019 Plan or the sale of shares underlying such awards.

Federal Income Tax Information
The following is a general summary of the current U.S. federal income tax treatment of Incentive Awards, which are authorized to be granted under the 2019 Plan, based upon the current provisions of the IRC and regulations promulgated thereunder. The rules governing the tax treatment of such awards are technical, so the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law, or non-U.S. law.
Incentive Stock Options. A participant will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Non-Qualified Stock Option, as described below.
Generally, a gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss; provided that if certain holding period requirements are not satisfied, the participant generally will recognize ordinary income at the time of the disposition.
Non-Qualified Stock Options, SARs, RSUs, Performance Awards and Other Stock-based Awards. A participant generally is not required to recognize income on the grant of a Non-Qualified Stock Option, SARs, RSUs, a Performance Award or a stock award. Instead, ordinary income generally is required to be recognized on the date the Non-Qualified Stock Option or SAR is exercised, or in the case of RSUs, Performance Awards and stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized: (i) in the case of a Non-Qualified Stock Option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (ii) in the case of SARs, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts; and (iii) in the case of RSUs, Performance Awards and stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof.
Restricted Stock. Unless a participant who receives an award of Restricted Stock makes an election under Section 83(b) of the IRC (“Section 83(b) Election”) as described below, the participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e., become transferable or no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a participant makes a Section 83(b) Election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.
Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 2019 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.
Deductibility by Company. The Company generally is not allowed a deduction in connection with the exercise of an Incentive Stock Option. However, if a participant is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of Non-Qualified Stock Options (including Incentive Stock Options that are treated as Non-Qualified Stock Options, as described above), SARs, Restricted Stock, RSUs, Performance Awards and stock awards, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied. However, the Company may be subject to limits on tax deductibility relating to compensation described herein under certain statutory provisions, including Section 162(m) of the IRC.
Accounting Treatment
Under present accounting rules, the grant of Incentive Awards will generally result in a charge against TriNet Group, Inc.’s earnings, based upon the fair market value of the Incentive Awards at the date of the grant, and the charge will generally be taken over the vesting period of the Incentive Award. However, in the case of SARs intended to be settled in cash, the excess, if any, from time to time of the fair market value of the common stock subject to SARs, over the exercise price of the SARs, will result in a charge against TriNet Group, Inc.’s earnings. The amount of the charge will increase or decrease based on changes in the market value of the common stock and will decrease to the extent SARs are canceled. TriNet Group, Inc. has not issued any SARs to date.

New 2019 Plan Benefits

As described above, the Compensation Committee, in its discretion, selects the participants who receive awards and the size and types of those awards under the 2019 Plan. Therefore, the awards that will be made to particular individuals or groups of individuals in the future under the 2019 Plan are not currently determinable except in connection with the Company's non-employee director compensation policy.

History of Grants under the 2019 Plan
From the inception of the 2019 Plan through March 31, 2022:
•2,325,489 RSUs had been granted, 574,677 of which had been settled and 1,541,190 of which remained outstanding.
•401,510 PSUs had been granted, 81,347 of which had been settled and 287,252 of which remained outstanding, assuming target achievement.
•No options or other awards have been granted under the 2019 Plan.

The closing price per share of our common stock as reported by the New York Stock Exchange on March 31, 2022 was $98.36. The following table summarizes the grants made to our named executive officers, all current executive officers as a group, all current non-employee directors as a group, and all current employees (excluding our executive officers and directors) as a group, from the inception of the 2019 Plan through March 31, 2022:

Name and Position	Number of Options Granted	Number of RSUs Granted	Number of PSUs Granted(1)
Burton M. Goldfield, President and Chief Executive Officer	—	133,135	133,135
Kelly Tuminelli, EVP and Chief Financial Officer	—	56,602	28,448
Olivier Kohler, EVP and Chief Operating Officer	—	60,680	44,809
Samantha Wellington, SVP and Chief Legal Officer	—	34,831	34,831
Edward Griese, Former SVP, Insurance Services	—	11,627	11,627
All current executive officers as a group (4 persons)	—	285,248	241,223
All current non-employee directors as a group (11 persons)	—	103,599	—
All current employees as a group (excluding executive officers and directors)	—	1,648,306	119,337
(1)PSUs granted at target.

Approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at our 2022 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Finance and Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by our stockholders at our 2022 Annual Meeting. Deloitte & Touche has audited our financial statements since 2017. Representatives of Deloitte & Touche are expected to be present at our 2022 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Finance and Audit Committee is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Finance and Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, our Finance and Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.
The Board is asking the stockholders to ratify the selection of Deloitte & Touche as TriNet's independent registered public accounting firm and vote "FOR" the following resolution:
"RESOLVED, the stockholders hereby ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022."
The affirmative vote of the holders of a majority of the shares attending our 2022 Annual Meeting live or represented by proxy and entitled to vote on the matter at our 2022 Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services
On May 6, 2016, our Finance and Audit Committee approved the engagement of Deloitte & Touche as the Company’s independent registered public accounting firm.
The following table summarizes the aggregate fees billed and accrued for professional services provided by Deloitte & Touche during our fiscal years 2021 and 2020. These fees were approved pursuant to the pre-approval policies and procedures described below.

	Fiscal Year Ended December 31,
($ in thousands)	2021	2020
Audit Fees(1)	$6,108	$6,177
Audit-related Fees(2)	213	67
Tax Fees(3)	132	236
All Other Fees(4)	4	4
Total Fees	$6,457	$6,484
(1)Audit Fees included fees for professional services rendered for the audits of the Company’s 2021 and 2020 annual consolidated financial statements included in the Company's Annual Report on Form 10-K and reviews of the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)Audit-related Fees for the fiscal years ended December 31, 2021 and 2020 consist of assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the financial statements and are not reported under audit fees. Amounts include fees for services provided in connection with registration statements and merger and acquisition due diligence services.
(3)Tax Fees include fees for tax compliance, tax advice and tax planning and other tax services.
(4)All Other Fees include fees for other audit and review engagements.
All fees described above were pre-approved by the Finance and Audit Committee.
Pre-Approval Policies and Procedures
Our Finance and Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. This policy generally requires pre-approval of the specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of our Finance and Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Finance and Audit Committee’s members, and the Chair of our Finance and Audit Committee has delegated authority to approve certain non-audit services, but the decision must be reported to the full Finance and Audit Committee at its next scheduled meeting.
Our Finance and Audit Committee has determined that rendering of services other than audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche's independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 31, 2022, information regarding beneficial ownership of our common stock by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;
•each of our Named Executive Officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders (other than Directors and Named Executive Officers):
Atairos Group, Inc.(2)	21,475,439	34.5%
Wellington Management Group LLC(3)	3,732,530	6.0%
The Vanguard Group(4)	3,756,947	6.0%
Cantillon Capital Management LLC(5)	3,494,896	5.6%
Directors:
Michael J. Angelakis(6)	21,475,439	34.5%
Katherine August-deWilde(7)	57,423	*
Martin Babinec(8)	2,787,649	4.5%
H. Raymond Bingham(9)	89,984	*
Paul Chamberlain(10)	34,935	*
Ralph A. Clark(11)	3,235	*
Maria Contreras-Sweet(12)	3,497	*
Burton M. Goldfield(13)	624,197	1.0%
David C. Hodgson(14)	98,891	*
Jacqueline Kosecoff(15)	8,560	*
Wayne B. Lowell(16)	92,667	*
Myrna Soto(17)	2,152	*
Non-Director Named Executive Officers:
Edward Griese(18)	1,409	*
Olivier Kohler(19)	68,456	*
Kelly Tuminelli(20)	12,898	*
Samantha Wellington(21)	28,917	*
All current executive officers and directors as a group (15 persons)(22)	25,388,900	40.6%

*	Less than one percent.

(1)This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G and Form 4s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated in the footnotes to this table, applicable percentages are based on 62,258,896 shares outstanding on March 31, 2022, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2022 or issuable upon settlement of RSUs within 60 days of March 31, 2022 is deemed to be outstanding for computing the percentage ownership of the person holding these options or RSUs and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
(2)Based on information supplied in a Schedule 13D/A filed with the SEC on March 17, 2020 and a Form 4 filed with the SEC on March 28, 2022 reporting beneficial ownership of (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 3,758,947 shares directly held by A-A SMA, L.P., and (iii) 22,604 shares directly held by Michael J. Angelakis that previously were issued to him upon the vesting of RSUs granted to Mr. Angelakis and (iv) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P. is the sole voting stockholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairperson and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Each of Mr. Angelakis, Atairos Group, Inc. and the other entities described above disclaims beneficial ownership of the securities described in clauses (i)-(iv) above except to the extent of its pecuniary interest therein. According to the Schedule 13D/A, the address for Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, Pennsylvania 19010.
(3)Based on information jointly supplied by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP (collectively, "Wellington") in a Schedule 13G/A filed with the SEC on February 4, 2022. According to the Schedule 13G/A, Wellington has shared power to vote or direct the vote of up to 3,045,567 shares and shared power to dispose or to direct the disposition of up to 3,732,530 shares as of December 31, 2021. According to the Schedule 13G/A, the address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(4)Based on information supplied by The Vanguard Group ("Vanguard") in a Schedule 13G/A filed with the SEC on February 10, 2022. According to the Schedule 13G/A, Vanguard has sole power to dispose or to direct the disposition of 3,644,782 shares as of December 31, 2021 and Vanguard has shared power to vote or direct the vote of 76,689 shares and shared power to dispose or to direct the disposition of 112,165 shares as of December 31, 2021. According to the Schedule 13G/A, the address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)Based on information jointly supplied by Cantillon Capital Management LLC, Cantillon Management L.P., Cantillon Inc. and William von Mueffling (collectively, "Cantillon") in a Schedule 13G/A filed with the SEC on February 9, 2022. According to the Schedule 13G/A, Cantillon has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of 3,494,896 shares, and Mr. von Mueffling has sole power to vote or direct the vote and to dispose or to direct the disposition of 375,000 shares as of December 31, 2021. According to the Schedule 13G/A, the address for Cantillon is 499 Park Avenue, 9th Floor, New York, New York 10022.
(6)Includes the shares described in footnote 2 above.
(7)Includes (i) 54,847 shares held by the DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power and (ii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(8)Includes (i) 2,179,196 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power, (ii) 456,169 shares held by the Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power, (iii) 118,260 shares held by UpMobility Foundation Inc., for which Mr. Babinec has sole voting and investment power, and (iv) 31,448 shares held by William and Elizabeth Babinec Family Charity Trust, for which Mr. Babinec has sole voting and investment power and (v) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(9)Includes (i) 72,408 shares held by H. Raymond Bingham Living Trust, (ii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2022 and (iii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(10)Includes (i) 32,359 shares owned directly and (ii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(11)Includes (i) 659 shares owned directly and (ii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.

(12)Includes (i) 921 shares owned directly and (ii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(13)Includes (i) 1,196 shares owned directly, (ii) 427,293 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power, (iii) 185,363 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2022 and (iv) 10,345 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(14)Includes (i) 95,027 shares owned directly and (ii) 3,864 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(15)Includes (i) 5,984 shares held by Robert H. Brook and Jacqueline B. Kosecoff Family Trust, for which Dr. Kosecoff shares voting and investment power and (ii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(16)Includes (i) 70,091 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power, (ii) 20,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2022 and (iii) 2,576 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(17)Reflects 2,152 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(18)Reflects 1,409 shares owned directly.
(19)Includes (i) 63,398 shares owned directly and (ii) 5,058 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(20)Includes (i) 9,361 shares owned directly and (ii) 3,537 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(21)Includes (i) 24,530 shares owned directly and (ii) 4,387 shares issuable upon settlement of RSUs within 60 days of March 31, 2022.
(22)Consists of (i) 25,116,010 shares held by the current directors and executive officers, (ii) 220,363 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of March 31, 2022 and (iii) 52,527 shares issuable upon settlement of RSUs and RSAs within 60 days of March 31, 2022.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS
Biographies for our executive officers other than our CEO and director, Mr. Goldfield, as of April 12, 2022, appear below. Biographical information with regard to Mr. Goldfield is presented under “Proposal No. 1-Election of Directors” in this Proxy Statement.

Executive Vice President and Chief Operating Officer
Olivier Kohler
Olivier Kohler, age 59, has served as our Executive Vice President and Chief Operating Officer since May 2020, as our Senior Vice President and Chief Operating Officer from March 2019 to April 2020 and as our Senior Vice President and Chief Operations Officer from April 2018 to March 2019. Mr. Kohler will step down from his employment with the Company effective June 30, 2022. Prior to joining TriNet, Mr. Kohler served as Chief Operating Officer at Bridgewater Associates, an investment management firm, from January 2016 to July 2017. Prior to this, Mr. Kohler served as Chief Administrative Officer and Senior Vice President at Cisco Systems, a worldwide technology company, from November 2010 to December 2015. Before joining Cisco Systems, Mr. Kohler served in various roles of increasing responsibility over the course of nearly 28 years at Hewlett Packard, a multinational information technology company, most recently as Global Head of Enterprise Strategic Alliances. Mr. Kohler holds degrees in Accounting & Computer Science, as well as Business Management, from École Supérieure de Commerce in Switzerland.

Executive Vice President and Chief Financial Officer
Kelly Tuminelli
Kelly Tuminelli, age 53, joined TriNet in September 2020 as Executive Vice President of Finance and was appointed as Executive Vice President and Chief Financial Officer on October 26, 2020. In addition to leading the finance team, Ms. Tuminelli is responsible for the company's insurance services and strategy organizations. Ms. Tuminelli is a seasoned financial executive bringing more than 30 years of financial services experience in the insurance, investment and consulting industries. Prior to joining TriNet, Ms. Tuminelli served as the Executive Vice President and Chief Financial Officer at Genworth. In addition to her more than 15 years at Genworth in roles of increasing responsibility, Ms. Tuminelli previously held leadership roles at GE Capital and PricewaterhouseCoopers. Ms. Tuminelli is on the Board and Audit Committee of TaskUs, and was previously on the Board of MENTOR-Virginia, as well as the past Chair for AMP! Metro Richmond, a Richmond-based middle school mentoring program. Ms. Tuminelli also previously served as Chair of the American Heart Association’s Richmond-area Go Red for Women campaign. Ms. Tuminelli is a Certified Public Accountant and a Chartered Global Management Accountant. Ms. Tuminelli holds a Bachelor of Arts degree in Business Administration, Accounting, from the University of Washington, Seattle.

Executive Vice President, Business Affairs, Chief Legal Officer and Secretary
Samantha Wellington
Samantha Wellington, age 44, was promoted effective April 1, 2022 to the position of Executive Vice President, Business Affairs, Chief Legal Officer and Secretary of the Company. She served as our Senior Vice President, Chief Legal Officer and Secretary from November 2018 to March 2022 and previously served as our Vice President and Associate General Counsel from October 2016 to November 2018. Ms. Wellington leads a team of legal, compliance, government affairs and risk experts who focus on bringing their expertise to bear in service of the Company's stakeholders. Prior to joining TriNet, Ms. Wellington held various senior legal positions at Oracle Corporation, including Managing Counsel for Oracle’s Corporate, Securities & Acquisitions Legal Team from January 2009 to October 2016 and Senior Legal Counsel for Oracle’s Asia Pacific and Japan division from November 2005 to January 2009. She also served on the board of directors of Oracle’s publicly traded subsidiaries in Japan and India from June 2013 to October 2016 and from April 2013 to October 2016, respectively. Ms. Wellington is a member of the board of directors of the National Association of Professional Employer Organizations (NAPEO) and is also a member of the board's finance, oversight and audit committee. Ms. Wellington holds both a Bachelor of Creative Arts and a Bachelor of Laws from Wollongong University, as well as a Master of Laws in Communication and Technology Law from the University of New South Wales. Ms. Wellington is admitted to practice law in both NSW, Australia and California, USA.

Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Katherine August-deWilde
Michael J. Angelakis
Paul Chamberlain
Ralph A. Clark
Jacqueline Kosecoff

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers
This Compensation Discussion and Analysis ("CD&A") describes our executive compensation philosophy, policies objectives and practices during 2021, the material elements of our executive compensation program, the executive compensation decisions made by the Compensation Committee in 2021 and the key factors that contributed to those decisions. The CD&A is primarily focused on decisions and applicable policies of our Named Executive Officers in 2021. For the fiscal year ended December 31, 2021, our NEOs were:

Name	Title
Burton M. Goldfield	President and Chief Executive Officer (“CEO”) (our principal executive officer)
Kelly Tuminelli	Executive Vice President and Chief Financial Officer ("CFO") (our principal financial officer)
Olivier Kohler(1)	Executive Vice President and Chief Operating Officer
Samantha Wellington(2)	Senior Vice President and Chief Legal Officer
Edward Griese(3)	Former Senior Vice President, Insurance Services
(1)     Mr. Kohler entered into a separation agreement with the Company pursuant to which he will separate from employment with the Company effective June 30, 2022, but qualifies as an NEO in accordance with SEC rules.
(2)     Effective April 1, 2022, Ms. Wellington was promoted to the position of Executive Vice President, Business Affairs, Chief Legal Officer and Secretary.
(3)     Mr. Griese ceased to be an executive officer of the Company on March 24, 2021, and separated from employment with the Company on December 31, 2021, but qualifies as an NEO in accordance with SEC rules.
These NEOs, together with the other members of our senior executive management whose compensation is determined by our Compensation Committee, are referred to as our “Senior Executive Management.”
Compensation Philosophy and Objectives
Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. When making its compensation decisions for our Senior Executive Management, our Compensation Committee takes into consideration our Company’s performance, competitive market data, our CEO's recommendations, except with respect to his own compensation, as well as the additional factors described in “Oversight and Design of our Compensation Program - Role of Compensation Committee” below.
Our Senior Executive Management compensation program is designed to achieve the following objectives:
•Attract, Retain and Motivate. Attract and retain highly talented and experienced executives who possess the knowledge, skills, and leadership that are critical to our success and motivate those executives to achieve our strategic business objectives and uphold our core values.
•Promote Teamwork and Individual Performance. Promote executive teamwork through shared strategic goals, while also recognizing and rewarding the unique role each executive officer plays in our success by measuring individual performance.
•Link Compensation with Performance and Strategic Goals. Tie executive compensation to overall Company performance and the achievement of strategic goals.
•Align Executive and Stockholder Interests. Align the long-term interests and objectives of our executives with those of our stockholders.

Our Compensation Committee regularly reviews our Senior Executive Management compensation program to ensure that the program’s components continue to align with the above objectives and that the program is administered in a manner consistent with our established compensation policies and philosophy.
Executive Compensation Policies and Practices
The Compensation Committee oversees our executive compensation program, policies and practices. These policies and practices, which are designed to link compensation and performance and to minimize or prohibit behaviors that are not aligned with our stockholders’ long-term interests, are as follows:

	What We Do		What We Don’t Do
☑
We Pay for Performance. In 2021, 53% of the target total direct cash and equity compensation for our CEO and an average of 55% of the target total cash and equity direct compensation for our other NEOs was performance-based. For more details, see the charts in the section titled "Compensation Mix" in the CD&A.
		☒	We Do Not Guarantee Salary Increases or Bonuses. Our Senior Executive Management is not guaranteed salary increases or bonuses for any year.
☑	We Engage an Independent Advisor. The Compensation Committee engages an independent compensation consultant to provide analysis, advice and guidance on executive compensation matters.	☒
We Do Not Permit Hedging, Pledging or Short Sales. Our employees, executive officers, and directors are prohibited from making put or call options or short sales of Company securities, engaging in hedging transactions involving Company securities, and pledging Company securities as collateral for a loan.

☑	We Have Independent Committees. Each of our Board committees is comprised solely of independent directors.	☒	We Do Not Provide Excise Tax Gross-ups. Our Senior Executive Management does not receive tax “gross-ups” on excise taxes in connection with change in control arrangements.
☑
We Conduct an Annual Peer-Based Review. The Compensation Committee, assisted by its compensation consultant, annually reviews our executive compensation program against the competitive market using a group of peer companies as a reference.
☒
We Do Not Maintain Executive Pension Plans. Our Senior Executive Management is not entitled to participate in defined benefit pension arrangements and has no accrued benefits in any such TriNet arrangements.

☑
We Have Stock Ownership Guidelines. In 2017, our Board adopted and has subsequently amended equity ownership guidelines for our officers subject to Section 16 of the Exchange Act and the members of our Board.
		☒	We Do Not Offer Supplemental Executive Retirement. Our Senior Executive Management is not entitled to supplemental executive retirement benefits.
☑
We Have a Compensation Recovery ("Clawback") Policy. In 2017, our Board adopted and subsequently amended in 2020 a compensation recovery (“clawback”) policy under which we may seek reimbursement of cash incentive payments and performance-based equity awards made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act in certain circumstances.
		☒	We Do Not Have "Single Trigger" Change in Control Provisions. Our change in control benefits and plans are based on a “double trigger” arrangement.

Oversight and Design of our Compensation Program
Role of Compensation Committee
The Compensation Committee oversees our Senior Executive Management compensation and benefit policies, administers our equity compensation plans, and annually reviews and approves the compensation decisions affecting our Senior Executive Management with the assistance of its independent compensation consultant.

The Compensation Committee considers many factors when making compensation decisions related to our Senior Executive Management Team. Some of these factors include:

•the compensation analysis provided by its compensation consultant, including relevant competitive market data;

•the recommendations of our CEO (except with respect to his own compensation);

•our corporate growth and other elements of financial performance;

•the individual achievement of each Senior Executive Management team member against their management objectives;

•performance levels, including consistent exceptional performance;

•retention risk;

•the expected future contribution of the individual Senior Executive Management team member;

•internal pay equity based on the impact on our business and performance;

•the Senior Executive Management team member’s existing equity awards and stock holdings; and

•the potential dilutive effect of new equity awards on our stockholders.
The Compensation Committee considered these factors when making decisions with respect to individual elements of pay and with respect to total compensation opportunities. The Compensation Committee has not adopted artificial limits with respect to any compensation element and will continue to strive to create compensation terms as needed to attract and retain executive talent to the Company. The Compensation Committee does not weight these factors in any predetermined manner nor does it apply any formulas in making its compensation decisions. The members of the Compensation Committee consider these factors in light of their individual experience, knowledge of the competitive market, knowledge of our Senior Executive Management and business judgment in making decisions regarding executive compensation and our Senior Executive Management compensation program.
Role of Management
Our CEO works closely with the Compensation Committee to determine the compensation of our Senior Executive Management (other than his own). Our CEO reviews the performance of the other Senior Executive Management and shares those evaluations with the Compensation Committee and its compensation consultant, and then makes recommendations for each element of compensation.
Our CEO also works with our CFO, CLO and Senior Vice President of Human Resources to recommend the structure of our long-term incentive programs, to identify and develop corporate and individual performance objectives for such plans and to evaluate actual performance against the selected objectives. Our CEO also makes recommendations on new hire compensation packages for potential new executives.
The Compensation Committee solicits and considers our CEO’s recommendations and uses these recommendations as one of several factors in making its decisions with respect to the compensation of our Senior Executive Management. In all cases, the final decision on NEO compensation is made by the Compensation Committee. Moreover, no NEO or other colleague participates in the determination of the amounts or elements of such individual’s own compensation.

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present.
Role of the Compensation Consultant
The Compensation Committee has the authority under its charter to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in the performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
In 2021, the Compensation Committee engaged Compensia to assist it in connection with its reviews, analyses and determinations with respect to the compensation of our Senior Executive Management. The Compensation Committee may replace any of its advisors or hire additional advisors at any time. In August 2021, the Compensation Committee engaged Meridian as its new compensation consultant in replacement of Compensia.
The nature and scope of the services provided to the Compensation Committee by Compensia and Meridian, together defined above as the "Compensation Consultant," during 2021 were as follows:
•assisted in refining our overall compensation strategy and design of the annual and long-term incentive compensation plans;
•evaluated the efficacy of our compensation policies and practices to support and reinforce our long-term strategic goals;
•provided advice with respect to compensation best practices and market trends;
•evaluated our compensation peer group to be used in the development of competitive compensation levels and practices;
•provided competitive market data and analysis relating to the compensation of our senior personnel, including our NEOs;
•evaluated our severance and change in control arrangements;
•evaluated the competitiveness of our executive and non-employee director compensation programs;
•provided ad hoc advice and support throughout the year; and
•assisted with the development of our executive compensation-related disclosure in consultation with our legal advisors.
The Compensation Committee may replace any of its advisors or hire additional advisors at any time.
Representatives of the Compensation Consultant attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All Senior Executive Management compensation decisions, however, are made by the Compensation Committee. For further discussion regarding the compensation consultant independence evaluation process, see the section titled "Information Regarding Committees of the Board of Directors-Compensation Committee Processes and Procedures" above.

Use of Competitive Market Data
The Compensation Committee, assisted by the Compensation Consultant, has developed a compensation peer group which is used to assess the competitive market for executive talent. In selecting our peer group, the Compensation Committee, with the input of its compensation consultant, identified companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:
•the comparability of the company’s business model;
•the company’s business services focus;
•the comparability of the company’s organizational complexities and growth attributes; and
•the comparability of the company’s operational performance.

The Compensation Committee approved the following group of peer companies in May 2020 to aid in the evaluation of our 2021 Senior Executive Management compensation program. At the time the peer group was approved, the selected companies had revenues ranging from approximately $2 billion to approximately $8 billion and market capitalization ranging from approximately $1.3 million to approximately $21.2 billion.

American Equity Investment	Genpact
Broadridge Financial Solutions	Insperity
Cadence Design Systems	Maximus
CNO Financial Group	Primerica
Conduent	SS&C Technologies
CoreLogic	Synopsys
FTI Consulting	Teradata
Gartner
As part of the annual review of the peer companies and following a review of select industries, company revenues and market capitalization, the Compensation Consultant recommended, and the Compensation Committee approved, the addition of the American Equity Investment.
The Compensation Committee believes that the evaluation of information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual compensation elements and of our overall compensation packages. As noted under the headings “Compensation Philosophy and Objectives” and "Oversight and Design of our Compensation Program" above, the Compensation Committee's review of peer group data is only one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our Senior Executive Management. For instance, in addition to peer group data, the Compensation Committee also reviews broad-based compensation survey data for some of its executive positions, and takes into consideration, among other factors, our Company's performance, individual achievement and expected achievement, and retention risk.

Compensation Elements
Our Senior Executive Management compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term time-based and performance-based equity incentive awards, as described in the following table:

Compensation Element	Purpose	Key Features
Base Salary	Provides a competitive level of fixed compensation based on the market value of the position. Rewards experience and expected future contribution.	Established based on competitive comparisons, level of responsibility and the facts and circumstances of each executive officer and each individual position.
Annual Cash Incentives	Motivates achievement of pre-established short-term Company and individual performance objectives.	Actual payment is at-risk and varies based on the achievement of pre-established, short-term Company and individual performance objectives.
Long-term Time-based Equity Awards	Attract and retain senior executives and align their interests with the long-term market value of our common stock.	Granted annually, these awards vest over four years to achieve our retention objectives. Actual payment varies based on the market price of our common stock.
Long-term Performance-based Equity Awards	Motivates achievement of long-term, strategic Company performance objectives.	Actual payment occurs over multiple years, is at-risk and varies based on the achievement of long-term strategic Company performance objectives.
In addition to the compensation elements outlined above, our Senior Executive Management participates in Company-wide employee benefit plans that are generally consistent with or available to our other U.S. colleagues. Our Senior Executive Management is also eligible for severance and double trigger change in control severance payments and benefits, as described under the heading “Potential Payments Upon Termination or Change in Control” below.

Compensation Mix
Our Senior Executive Management compensation program is designed to align the interests of our Senior Executive Management with those of our stockholders. As a result, a large percentage of the target total direct compensation of our executives is in the form of long-term equity awards and annual cash incentive awards and thus is variable and "at risk." For 2021, 50% of the long-term equity award value for our CEO and our other NEOs (except for Ms. Tuminelli) was granted in the form of Performance Share Units ("PSUs"). These awards are tied to the achievement of Company-wide financial objectives and individual performance goals. We believe these performance goals and objectives correlate with long-term stockholder value creation. This allows us to incentivize and reward our Senior Executive Management for achieving and/or exceeding strategic Company goals and financial objectives, while ensuring that a significant portion of compensation remains variable and “at risk” in the event that our strategic and financial goals are not achieved or as a result of our stock price performance. Further, from time to time, we may provide special non-recurring bonuses to recruit and retain certain members of our Senior Executive Management team; however, no such non-recurring bonuses were paid to our NEOs in 2021.
The following charts show the 2021 compensation mix for our CEO and the average 2021 compensation mix for our other NEOs, in each case assuming target achievement under our annual cash incentive plan and including only the target grant date value of equity awards actually granted during 2021.
2021 Compensation Mix at Target

Pay for Performance in 2021
One of the key goals of our executive compensation program is to tie executive compensation to overall Company performance and the achievement of strategic goals.
In 2021, in terms of operational achievements, we:
•continued to grow total revenues as we achieved the highest Total WSEs in our history;
•entered into a definitive agreement to acquire Zenefits, which was completed in February 2022;
•established our 2021 Credit Program to benefit our eligible clients;
•hosted the 2nd annual TriNet PeopleForce conference, our showcase customer and prospect conference focused on business transformation, agility and innovation for small and medium-size businesses;
•introduced TriNet Financial Services Preferred, a new top-tier version of our HR solution that addresses the critical HR needs of businesses in the financial services industry;
•launched 'Connect 360', an innovative service model intended to better meet client needs; and
•completed a $500 million senior notes offering, repaid and terminated our outstanding term loan, and replaced our existing revolving credit facility with a new $500 million revolving credit facility.

When designing the 2021 compensation program in late 2020 and early 2021, the Compensation Committee, with its compensation consultant, reviewed the latest available information about COVID-19 and its potential ongoing impact on our business. The Compensation Committee monitored evolving developments related to COVID-19 throughout the year and made no adjustments to the compensation program based on the information available. The ongoing COVID-19 pandemic, including its impact on the economy and our business, will be taken into account in determining compensation for our NEOs on a go-forward basis.
The operational achievements outlined above drove these financial performance improvements in 2021 when compared to 2020:

$4.5B		$455M		86%
Total Revenues		Operating Income		Insurance Cost Ratio
13%	increase	24%	increase	1%	increase

$338M		$5.07		$376M
Net Income		Diluted EPS		Adjusted Net Income*
24%	increase	27%	increase	24%	increase

340,067		364,940		$565M
Average WSE		Total WSE		Adjusted EBITDA*
5%	increase	10%	increase	21%	increase

* Non-GAAP measure; these measures are defined and reported under “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The compensation of our NEOs was aligned with this performance. Specifically, our:
•2021 annual cash incentive plan (the "2021 Executive Bonus Plan") payout to our CEO was 119% of target, to Ms. Tuminelli was 135% of target, to Mr. Kohler was 107% of target, and to Ms. Wellington was 121% of target, in each case reflecting the Compensation Committee's exercise of negative discretion to reduce payouts as discussed below; and
•2021 PSU Awards were determined to be earned at 200% of target. Professional Service Revenues annual growth rate (“Professional Service Revenues Growth Rate”) of 17% was at the maximum performance achievement level and the GAAP earnings per share (“GAAP EPS,” as defined in the section titled "Performance-Based Equity Incentive Awards" below) of $5.07 was at the maximum performance achievement level for the 2021 performance period under our 2021 PSU Awards. The 2021 PSU Awards had a single performance period from January 1, 2021 to December 31, 2021 and will vest 50% on December 31, 2022 and 50% on December 31, 2023, subject to continuous service through each date.
2021 Executive Bonus Plan Performance
Professional Service Revenues and Adjusted EBITDA are financial measures that we use to measure performance under the 2021 Executive Bonus Plan. For the definition of these measures, see "2021 Executive Compensation-2021 Annual Cash Incentive Plan Performance Objectives" below.
The following graphs show our actual achievement against these performance targets under our 2021 Executive Bonus Plan.

2021 Executive Bonus Plan Performance

2021 Performance-based Restricted Stock Unit Award Performance
Professional Service Revenues Growth Rate and GAAP EPS are financial measures that we use to measure performance under our 2021 PSU Awards. For the definition of these measures, see "2021 Executive Compensation-2021 Performance-Based Equity Incentive Awards" below.
The following graph shows our achievement against these performance targets under our 2021 PSU Awards.
2021 PSU Performance
2021 Performance-based Compensation Summary
Based on the 2021 results above, factoring in the level of achievement of our Company's corporate financial goals and certain individual goals for the cash incentive awards and 2021 PSU Awards, our NEOs earned the following amounts as a percentage of their 2021 targets under our performance-based compensation programs:

Name	2021 Cash Incentive Award as % of Target	Actual Shares Earned as % of 2021 PSU Awards Target(1)
Burton M. Goldfield	119%	200%
Kelly Tuminelli	135%	200%
Olivier Kohler	107%	200%
Samantha Wellington	121%	200%
Edward Griese(2)	—%	—%
(1)Our 2021 PSU Awards had a single performance period from January 1, 2021 to December 31, 2021 and will vest in accordance with their terms, 50% on December 31, 2022 and 50% on December 31, 2023, subject to continuous service through each date.
(2)Because Mr. Griese separated from the Company on December 31, 2021, he did not earn a 2021 annual cash incentive or any portion of his 2021 PSU Awards.

2021 Total Direct Compensation Highlights
The following table shows the “total direct compensation” for our NEOs in 2021 and reflects the key compensation decisions made during 2021 or based on 2021 performance. For this purpose, "total direct compensation" includes (i) actual base salary earned for 2021, (ii) annual cash incentive paid based on 2021 performance, (iii) the grant date value of time-based RSU Awards granted during 2021, and (iv) the closing price of shares on December 31, 2021 earned by our NEOs based on the 2021 performance period pursuant to our 2021 PSU Awards:

Name	Actual Base Salary ($)	Annual Cash Incentive Award ($)	RSU Awards ($)(1)	Shares Earned under 2021 PSU Awards ($)(2)	2021 Total Compensation ($)
Burton M. Goldfield	950,000	1,696,000	3,000,012	6,830,333	12,476,345
Kelly Tuminelli	625,000	844,000	—	2,845,988	4,314,988
Olivier Kohler	625,000	666,000	1,375,030	3,130,625	5,796,655
Samantha Wellington	511,250	500,000	625,006	1,422,994	3,059,250
Edward Griese	413,000	—	300,076	—	713,076
(1)Represents the grant date value based on the closing price of TriNet's common stock on the date of grant, which accounts for the RSU Award portion of the Stock Award column of the “Summary Compensation Table” of this Proxy Statement.
(2)Represents the value of shares earned under 2021 PSU Awards based on the closing price of TriNet's common stock on December 31, 2021.
For more information on the executive compensation for our NEOs in 2021, see “2021 Executive Compensation” below.
2021 Executive Compensation
Base Salary
Base salaries for our NEOs in 2021 and 2020 were:

Name	2021 Base Salary ($)(1)	2020 Base Salary ($)(2)	Percentage Increase (%)
Burton M. Goldfield	950,000	950,000	—%
Kelly Tuminelli	625,000	625,000	—%
Olivier Kohler	625,000	625,000	—%
Samantha Wellington(3)	515,000	500,000	3%
Edward Griese	413,000	413,000	—%
(1)Amount reflects annualized base salary effective as of April 1, 2021.
(2)Amount reflects annualized base salary effective as of April 1, 2020, or as of September 1, 2020 for Ms. Tuminelli.
(3)Ms. Wellington's base salary was adjusted to align with current market conditions.
We seek to pay market-competitive base salaries to attract and retain a stable executive team and ensure that our executives receive a fixed base level of compensation. Base salaries are initially set through arm’s-length negotiation at the time of hiring, taking into account level of responsibility, qualifications, experience, prior salary level and competitive market information. Base salaries for our NEOs are then reviewed and adjusted annually by the Compensation Committee.

Annual Cash Incentive Compensation
The target and actual annual cash incentive payouts for our NEOs for 2021 under the 2021 Executive Bonus Plan were:

Name	2021 Target Annual Cash Incentive Opportunity ($)	2021 Target Annual Cash Incentive Opportunity as % of Base Salary(1)	2021 Actual Annual Cash Incentive Award ($)	2021 Actual Annual Cash Incentive Award as a % of 2021 Target Opportunity
Burton M. Goldfield	1,425,000	150%	1,696,000	119%
Kelly Tuminelli	625,000	100%	844,000	135%
Olivier Kohler	625,000	100%	666,000	107%
Samantha Wellington	412,000	70%	500,000	121%
Edward Griese	289,100	70%	—	—%
(1)Bonuses were paid as a percentage of the base salary levels in effect as of April 1, 2021.
We use annual cash incentives to motivate our executives to achieve our short-term financial and operational objectives and individual performance goals, while making progress towards our longer-term growth and strategic goals. The amount of cash incentive awards our NEOs earn under our plan is "at-risk" and variable based on our achievement against these objectives.
2021 Annual Cash Incentive Plan Performance Objectives
During the first quarter of each year, the Compensation Committee selects the financial performance measures and sets the target levels for those measures and approves new individual and strategic performance goals to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives for the year and create long-term value for the Company’s stockholders. In early 2021, the Compensation Committee established the financial performance objectives and management business objectives ("MBOs") for our NEOs under our 2021 Executive Bonus Plan. As described in more detail below, the cash incentive award payouts for 2021 were based on our actual achievement against these financial objectives and MBOs.
The financial performance measures under our 2021 Executive Bonus Plan were Professional Service Revenues and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), in each case excluding the direct impact of any mergers and acquisitions and senior note issuance (which did not occur or had no material impact for 2021). The Professional Service Revenues objective in 2021 replaced the previous objective of Net Service Revenues in 2020, to focus on controllable growth and is moderated by the Adjusted EBITDA objective.
Professional Service Revenues is defined as fees charged to clients for processing payroll-related transactions on behalf of our clients, access to our HR expertise, employment and benefit law compliance services, and other HR-related services. Adjusted EBITDA is a non-GAAP financial measurement defined as: Net income, excluding the effects of income tax provision, interest expense, bank fees and other, depreciation, amortization of intangible assets, and stock based compensation expense. These measures also are defined and reported in "Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
For 2021, the target performance levels for these measures were as follows:

Financial Objective	Target
Professional Service Revenues	$589 million
Adjusted EBITDA	$400 million
No bonus was payable to our executives under our 2021 Executive Bonus Plan if we achieved Adjusted EBITDA of less than $340 million.

In addition to the above financial performance objectives, MBOs for each of our NEOs were established as part of our 2021 Executive Bonus Plan. Our MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although our NEOs also may be assigned individual goals. However, even if financial objectives or MBO objectives, or both, are met, the Compensation Committee may determine to reduce or not pay cash incentive awards through its exercise of negative discretion depending on overall Company performance or individual performance.
The Compensation Committee established the following common MBOs for our NEOs under our 2021 Plan:

•Achieve financial plan;

•Deliver outstanding client experience;

•Deliver industry leading platform and differentiated vertical products;

•Achieve operational excellence and scale; and

•Deliver outstanding colleague experience.
Weighting of 2021 Executive Bonus Plan Performance Objectives and Award Payout Range
The Compensation Committee considered Company-wide financial performance as well as departmental and individual achievement in assigning the weighting below to the target annual cash incentive award opportunities for our NEOs under our 2021 Executive Bonus Plan:

	Financial Objectives		Strategic Performance
Name	Professional Service Revenues	Adjusted EBITDA	MBOs
Burton M. Goldfield	37.5%	37.5%	25%
Kelly Tuminelli	37.5%	37.5%	25%
Olivier Kohler	25%	25%	50%
Samantha Wellington	25%	25%	50%
Edward Griese	25%	25%	50%
Payouts under our 2021 Executive Bonus Plan could scale between 0% and 200% of an NEO's target cash incentive award opportunity as follows:
•Professional Service Revenues: For every 1.0% below goal, bonus scales down 10% and for every 1.0% above goal, bonus scales up by 10%; and
•Adjusted EBITDA: For every 1.0% below goal, bonus scales down 6.67% and for every 1.0% above goal, bonus scales up by 4.0%.
The following table shows the threshold, target and maximum performance levels (and the associated potential award) under our 2021 Executive Bonus Plan:

Name	% of Professional Service Revenues Target	Award %	% of Adjusted EBITDA Target	Award %
Threshold	90%	0%	85%	0%
Target	100%	100%	100%	100%
Maximum	110%	200%	125%	200%

Potential awards are realized only if the threshold level of performance is achieved, and payments are interpolated between the respective threshold, target and maximum levels.
Achievement and Actual Awards under Our 2021 Executive Bonus Plan
In March 2022, the Compensation Committee determined that our actual achievement with respect to the financial objectives under our 2021 Executive Bonus Plan (described above) was as follows:

Financial Objective	2021 Target	2021 Actual	Achievement %
Professional Service Revenues	$589 million	$639 million	185%
Adjusted EBITDA	$400 million	$565 million	200%
In addition, the Compensation Committee evaluated and determined that the 2021 corporate MBOs had been attained at 58% of target. Before accounting for individual performance and other adjustments, these performance levels would have resulted in the Pre-adjusted % of 2021 Target Incentive values in the table below. However, despite the high financial performance, the NEOs made a proposal to the Compensation Committee who discussed and agreed to reduce the bonus funding pool for the NEOs and select Senior Executive Management by 15% because corporate MBO achievement was significantly lower than target. Mr. Goldfield reviewed each of the NEO's performance against their individual MBOs and recommended a final cash incentive for the 2021 performance year. Lastly, Mr. Goldfield recommended that his annual cash incentive be further reduced to more closely align with the adjusted actual percentages of the other NEOs and select Senior Executive Management. The Compensation Committee agreed with these recommendations and approved the Total 2021 Actual Cash Incentive Awards as indicated in this table:

Name	Professional Service Revenues Target Weight	Professional Service Revenues Achievement as % of Target	Adjusted EBITDA Target Weight	Adjusted EBITDA Achievement as % of Target	MBO Target Weight	Corporate MBO Achievement as % of Target	Pre-adjusted % of 2021 Target Incentive	Adjusted % of 2021 Target Incentive	Total 2021 Actual Cash Incentive Award
Burton M. Goldfield	37.5%	185%	37.5%	200%	25%	58%	159%	119%	1,696,000
Kelly Tuminelli	37.5%	185%	37.5%	200%	25%	58%	159%	135%	844,000
Olivier Kohler	25%	185%	25%	200%	50%	58%	125%	107%	666,000
Samantha Wellington	25%	185%	25%	200%	50%	58%	125%	121%	500,000
Edward Griese	25%	—%	25%	—%	50%	—%	—%	—%	—

2021 Long-Term Equity Incentive Awards
The Compensation Committee believes that equity compensation is integral to aligning the long-term interests of our Senior Executive Management with those of our stockholders. The Compensation Committee believes that by owning shares of our common stock, our Senior Executive Management has an incentive to act to maximize long-term stockholder value. This incentive to maximize long-term stockholder value is advanced further through our stock ownership guidelines.
The Compensation Committee seeks to provide our Senior Executive Management with a blend of time-based and performance-based equity awards. Our time-based equity awards are important for attracting and retaining executive officers. Because our time-based equity awards generally vest over four years and vary in value based on the market value of our common stock, they also align the interests of our Senior Executive Management with the long-term market value of our common stock. Our performance-based equity awards reward our Senior Executive Management for achieving specific pre-established strategic business objectives, and impose additional time-based vesting, which the Compensation Committee believes also will continue to incentivize and reward Senior Executive Management for enhancing the long-term value of our common stock.

During the first quarter of each year, the Compensation Committee evaluates, and may consider adjusting, the type and design of the equity awards, including establishing new financial performance criteria for the performance-based equity awards, to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives and create long-term value for our stockholders. For purposes of the 2021 equity award program, for all Senior Executive Management except Ms. Tuminelli, the Compensation Committee determined to grant a blend of 50% RSUs and 50% PSUs, based on their grant date value (assuming, with respect to the PSUs, achievement at the target performance level). The Compensation Committee determined to grant 100% PSUs for Ms. Tuminelli, based on their grant date value (assuming achievement at the target performance level) because she had received a 100% RSU award upon joining the Company in 2020.
In 2021, the Equity Award Committee (a subcommittee established by the Compensation Committee and delegated authority to administer our equity plans including the authority to grant equity awards) granted the following equity awards to our NEOs:

Name	Number of RSUs Granted (#)	Grant Date Value ($)(1)	Number of PSUs Granted @ Target (#)	Grant Date Value @ Target ($)(1)
Burton M. Goldfield	35,851	3,000,012	35,851	3,000,012
Kelly Tuminelli	—	—	14,938	1,250,012
Olivier Kohler	16,432	1,375,030	16,432	1,375,030
Samantha Wellington	7,469	625,006	7,469	625,006
Edward Griese	3,586	300,076	3,586	300,076
(1)Calculated based on the closing price of TriNet's common stock on the date of grant.
The vesting schedule for the NEOs' 2021 RSU Awards is as follows: 1/16th of the total shares vest quarterly, subject to the NEO’s continued service with the Company. The PSUs are described more fully below.
2021 Performance-Based Equity Incentive Awards
Our 2021 PSU Awards were designed with a single-year performance measurement period subject to subsequent multi-year vesting requirements. 50% of the shares earned (if any) during the performance period (January 1, 2021 to December 31, 2021) will vest under the award at the end of the second year (December 31, 2022) and the remaining 50% of shares earned (if any) will vest under the award at the end of the third year (December 31, 2023).
The Compensation Committee selected two equally-weighted performance measures for our 2021 PSU Awards: our Professional Service Revenues Growth Rate and our GAAP EPS. We defined our "Professional Service Revenues Growth Rate" as the annual growth rate in the Company's Professional Service Revenues, as reported in the Company's audited financial statements for the fiscal year ended December 31, 2021, excluding the direct impact of any mergers or acquisitions and any senior note issuance (which did not occur or had no material impact in 2021). Professional Service Revenues Growth Rate is a key measure for the business because it more closely aligns to the Company's desire to grow its new and install customer base. We defined our "GAAP EPS" as the Company's GAAP EPS, as reported in the Company's audited financial statements for the fiscal year ended December 31, 2021. The Compensation Committee believes these performance measures are an appropriate means to evaluate the effectiveness of our business strategies over time and our annual profitability, both of which are important to our objective of creating long-term stockholder value.
Under the 2021 PSUs, actual awards were determined based on the Company's results against the above-described performance measures, with the number of shares of our common stock earned determined employing a multiplier for each performance measure scaled from 0% to 200% of the target award (interpolating between threshold, target and maximum performance), as shown in the tables below:

Performance Level	Professional Service Revenues Growth Rate	GAAP EPS	Performance Multiplier
Threshold	6%	$2.62	50%
Target	8%	$3.13	100%
Maximum	11%	$3.65	200%
In designing our 2021 PSU Awards, the Compensation Committee considered a competitive market analysis prepared by the Compensation Consultant, reviewed various design alternatives, and held discussions with the Compensation Consultant and our CEO (except with respect to his own equity awards). The Compensation Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, and the ability of existing equity holdings to satisfy our retention objectives. The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices and the overall impact of our mix of executive equity awards, as well as awards to other colleagues, on executive incentives and the market value of our common stock.
Shares Earned under our 2021 PSU Awards
The following table shows our achievement against the target Annual Professional Service Revenues Growth Rate and Annual GAAP EPS for the 2021 performance period under our 2021 PSU:

Financial Objective	2021 Target	Target Weight	2021 Actual	Achievement %
Professional Service Revenues Growth Rate	8%	50%	17%	200%
GAAP EPS	$3.13	50%	$5.07	200%
Based on such achievement, the following table sets forth the number of shares of our common stock and value as of December 31, 2021 earned by our eligible NEOs under our 2021 PSU Awards, subject to the time-based vesting condition for the awards.

Name	Grant Date	Performance Period	Vesting Period after Performance Period(1)	Target Shares (#)	Shares Earned (#)	Shares Earned as a % of Target
Burton M. Goldfield	2021	1 year	2 years	35,851	71,702	200%
Kelly Tuminelli	2021	1 year	2 years	14,938	29,876	200%
Olivier Kohler	2021	1 year	2 years	16,432	32,864	200%
Samantha Wellington	2021	1 year	2 years	7,469	14,938	200%
Edward Griese	2021	1 year	2 years	3,586	—	—%
(1)Our 2021 PSU Awards had a single performance period from January 1, 2021 to December 31, 2021 and will vest 50% on December 31, 2022 and 50% on December 31, 2023, subject to continuous service through each date.
In March 2022, the Equity Award Committee approved the actual number of shares of our common stock earned under our 2021 PSU Awards by our NEOs for the 2021 measurement period, subject to time-based vesting through December 31, 2023, as described above.

Employee Benefit Plans
We have established a tax-qualified retirement plan under Section 401(k) of the IRC for all our eligible U.S. colleagues, including our Senior Executive Management, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under the plan, all participants receive a fully-vested matching contribution equal to 100% of their elective contributions up to 4% of their eligible compensation as defined by the plan and the IRC. We intend for this plan to qualify under Section 401(a) of the IRC so that contributions by colleagues and the Company to the plan and income earned on plan contributions are not taxable to colleagues until withdrawn from the plan (except for colleague contributions elected to be treated as Roth contributions under the plan's terms).
In addition, we provide other benefits to our Senior Executive Management on the same general basis as our full-time colleagues. These benefits include health, dental and vision benefits, health and dependent day care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life and AD&D insurance coverage. We do not currently offer our colleagues a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs with the intent they be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our colleagues’ needs.
Perquisites and Other Personal Benefits
Periodically, when our Senior Executive Management attend certain Company-related functions, their spouse or partner may also be invited, in which case we may incur incremental travel and other event-related expenses for such spouses or partners, the cost of which is taxable to the NEO. The Company also may, from time to time, elect to cover any additional tax gross-up payments associated with the taxable compensation. These travel-related expenses and tax gross-up payments are generally available to all colleagues attending the Company-related functions for which the benefits are available to the Senior Executive Management. Amounts paid in connection with or reimbursed as a result of these arrangements are set forth in the Summary Compensation Table below.
The Compensation Committee believes that these limited perquisites and other personal benefits serve a business purpose as they are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the Senior Executive Management.
2022 Executive Compensation Decisions
As approved by the Compensation Committee in consultation with its Compensation Consultant, the executive compensation program for 2022 is expected to be substantially similar to 2021, with the following notable changes.
•The Committee, in consultation with the Compensation Consultant and management, modified from 2021 the weighting of the performance factors for the short-term annual incentive program so that the bonus weightings for all of the Senior Executive Management will be 60% for Financial Objectives and 40% for MBOs. The Committee believes that aligning all of the executives' bonus targets and weightings in this manner better supports achievement of the key financial and strategic business objectives.
•PSUs approved to be granted in 2022 have an additional performance "qualifier." Under the 2022 PSUs, if the corporate MBOs under the annual incentive program are not attained at 60% or higher, the PSUs earned may not exceed 125% of the target value notwithstanding achievement levels for the Professional Service Revenues Growth Rate and GAAP EPS performance factors.
•Also, beginning in 2022, there is an ability to receive up to 125% of target payout on the corporate MBOs based on overachieving on the corporate MBO measurement targets, subject to the existing maximum total payout under the annual cash incentive program. This further emphasizes the importance the Company places on the MBOs.

Employment Agreements
We have executed written employment agreements with each of our NEOs. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the NEO, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an initial equity award.
Severance/Change in Control Benefits
All of our current executive officers are entitled to certain severance and change in control benefits pursuant to their employment agreements or under a company severance benefit plan. For a summary of the material terms and conditions of the severance and change in control benefits our NEOs are eligible to receive, see the section titled “Potential Payments Upon Termination or Change in Control” below. In addition, Mr. Griese entered into a separation agreement and consulting agreement with the Company on December 31, 2021 and Mr. Kohler entered into a separation agreement with the Company on March 28, 2022, as further described in the section titled “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies
Stock Ownership Policy
To further align the interests of our executives and the members of our Board with those of our stockholders, our Board has adopted equity ownership guidelines for certain executive officers and members of our Board. These guidelines, as amended, require our CEO and our other officers subject to Section 16 of the Exchange Act to accumulate aggregate equity holdings equal to 500% and 300%, respectively, of their annual base salaries. Our non-employee directors are required to accumulate aggregate equity holdings equal to 500% of their annual cash retainer for regular service to the Board. Shares owned directly may be counted toward compliance with these guidelines, while vested or unvested unexercised options, unvested RSUs and PSUs, and unvested restricted stock (both time-based and performance-based) are not counted toward meeting the ownership guidelines.
Our executive officers and the members of our Board must satisfy these guidelines within the later of December 31, 2021 or within five years of the date on which they become subject to these guidelines. If an executive officer or Board member becomes subject to a greater ownership amount due to a change in compensation or in the policy ownership requirements, the additional ownership requirement must be met by December 31 immediately following the third anniversary of such change. As of December 31, 2021, each of our NEOs and directors have met or are projected (based on current ownership levels) to meet their respective stock ownership requirement before their respective required time frames.
Compensation Recovery Policy
Our Board adopted in 2017 and subsequently amended in 2020 a compensation recovery or “clawback” policy under which we may generally seek reimbursement of cash compensation payments made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act that were based on achieving objective Company financial performance, if the covered executive engaged in fraud or intentional or unlawful misconduct that caused or otherwise materially contributed to a required restatement of our financial results and if a lower cash payment would have been made to the covered executive based upon those restated financial results.
Such policy shall be updated to comply with the requirements of Section 954 of the Dodd-Frank Act upon the Securities and Exchange Commission's adoption of final regulations to implement this provision.
Equity Grant Policy
Generally, we follow a regular pattern of granting annual or periodic “refresh” equity awards to our Senior Executive Management and certain other colleagues. This process is overseen by our Compensation Committee, or the

Equity Award Committee for Senior Executive Management awards, and the timing, size and distribution of equity awards may change from year to year although they are typically awarded during the first quarter of the year.

As discussed above under the section "Information Regarding Committees of the Board of Directors-Compensation Committee Processes and Procedures," our Compensation Committee delegated to our CEO the authority, subject to certain limitations such as the maximum value for each award, to grant RSU Awards to certain colleagues of the Company pursuant to the terms of such policy and our equity incentive plan. As the CEO does not have the authority under the policy to approve awards to his direct reports other than below the position level of Senior Vice President, awards to executives are subject to approval by our Compensation Committee or its subcommittee the Equity Award Committee, as the case may be, and in the case of new hires, typically occur in the calendar month following the executive's start date.
The price per share attributable to our equity compensation is determined by the closing price of TriNet's common stock on the date of grant. If any options are granted, they are granted with an exercise price of at least equal to fair market value of grant. No options were granted in 2021.
Short Sales, Hedging and Pledging Policies
We have a policy that prohibits our colleagues (including our executive officers) and members of our Board from holding Company securities in a margin account, pledging Company securities as collateral for a loan, engaging in short sales, transactions in put or call options (or other derivative securities), hedging transactions, or similar inherently speculative transactions with respect to the Company’s stock at any time, regardless of whether such individual is in possession of material nonpublic information or whether the trading window is open.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the IRC generally disallows a deduction for federal income tax purposes to any publicly traded corporation for any remuneration in excess of $1 million paid in any taxable year to certain "covered employees" with respect to the year in question.
While the Compensation Committee considers the tax implications of its decisions when determining the compensation of our executives, it reserves the discretion, in its judgment, to authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
The Compensation Committee may take accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards.
Stockholder Support for Our Executive Compensation Program
Our Board has authorized an annual stockholder advisory vote on our NEOs’ compensation as a method for engaging in regular and effective communication with our stockholders. The Compensation Committee considers the results of the advisory vote as it reviews and develops our compensation practices and policies. Approximately 98.9% of the votes cast on the stockholder advisory proposal on Named Executive Officer compensation at our 2021 Annual Meeting of Stockholders were voted in favor of our NEO compensation. The Compensation Committee did not make any changes to the Company's executive compensation program as a result of this stockholder advisory vote.

Compensation-Related Risk
Our Board is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our colleagues (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk taking. In 2021, at the direction of the Compensation Committee, the Compensation Consultant conducted a review of our executive compensation programs, and management conducted a review of our non-executive compensation programs, and based on these reviews, the Compensation Committee determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.

2021 Summary Compensation Table
The following table sets forth information regarding the compensation awarded to or earned by our NEOs in the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Burton M. Goldfield	2021	950,000	—	6,000,024	1,696,000	11,600(6)	8,657,624
President and Chief Executive Officer	2020	937,500	—	6,500,088	1,840,000	87,029	9,364,617
	2019	881,250	—	4,000,012	727,341	17,412	5,626,015
Kelly Tuminelli(3)	2021	625,000	—	1,250,012	844,000	11,600(6)	2,730,612
Executive Vice President and Chief Financial Officer	2020	196,496	1,400,000(4)	3,000,065	254,000	2,000	4,852,561
	—	—	—	—	—	—	—
Olivier Kohler	2021	625,000	—	2,750,060	666,000	11,600(6)	4,052,660
Executive Vice President and Chief Operating Officer	2020	590,451	500,000(5)	4,000,048	683,000	14,374	5,787,873
	2019	537,500	—	2,500,100	342,496	417,544	3,797,640
Samantha Wellington	2021	511,250	—	1,250,012	500,000	11,600(6)	2,272,862
Senior Vice President and Chief Legal Officer	2020	485,000	—	1,750,088	427,000	16,380	2,678,468
	2019	430,000	—	500,032	185,942	11,275	1,127,249
Edward Griese	2021	413,000	—	600,152	—	11,600(6)	1,024,752
Senior Vice President, Insurance Services	2020	411,000	—	850,094	331,000	33,328	1,625,422
	2019	401,250	—	750,018	112,000	11,275	1,274,543
(1)Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair market value of equity awards granted to our NEOs for the applicable year as computed in accordance with FASB ASC 718 and based on the closing price of TriNet's common stock on the date of grant. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs only will realize compensation from these awards to the extent they meet the vesting requirements under the awards. The grant date fair market value of the RSU Awards granted in 2021 are as follows: Mr. Goldfield, $3,000,012; Mr. Kohler, $1,375,030; and Ms. Wellington, $625,006. The grant date fair market value of the PSU Awards based on target performance level are as follows: Mr. Goldfield, $3,000,012; Ms. Tuminelli, $1,250,012; Mr. Kohler, $1,375,030; and Ms. Wellington, $625,006. Assuming achievement of the performance metrics at the maximum level, the grant date fair market value of the PSU Awards would have been as follows: Mr. Goldfield, $6,000,023; Ms. Tuminelli, $2,500,024 ; Mr. Kohler, $2,750,060; and Ms. Wellington, $1,250,012. For information on the valuation assumptions used in these computations, see Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 14, 2022.
(2)Amounts in this column represent bonuses paid under our 2021 Executive Bonus Plan for performance during the applicable year. Actual payment of these amounts for 2021 occurred in 2022.
(3)Ms. Tuminelli joined the Company on September 8, 2020.
(4)This represents a $1,000,000 lump sum cash signing bonus and a $400,000 cash lump sum for relocation assistance, each provided under an employment agreement we entered into with Ms. Tuminelli effective September 8, 2020.
(5)This represents a $500,000 lump sum promotion-related cash bonus provided under an amendment and restatement of Mr. Kohler's employment agreement in July 2020.
(6)This amount represents: $11,600 in company 401(k) plan matching contributions.

2021 Grants of Plan-Based Awards Table
The following table provides information with regard to potential cash bonuses payable to our NEOs in 2021 under our performance-based, non-equity incentive plan and with regard to equity awards granted to each NEO under our equity incentive plans during 2021.

Name	Award Type	Grant Date							All Other Stock Awards: Number of Shares of Stock or Unit (#)	Grant Date Fair Market Value of Stock and Option Awards ($)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Burton M. Goldfield	Cash Incentive	—	—	1,425,000	2,850,000	—	—	—	—	—
	PSUs	3/15/2021	—	—	—	17,926	35,851	71,702	—	3,000,012
	RSUs	3/15/2021	—	—	—	—	—	—	35,851	3,000,012
Kelly Tuminelli	Cash Incentive	—	—	625,000	1,250,000	—	—	—	—	—
	PSUs	3/15/2021	—	—	—	7,469	14,938	29,876	—	1,250,012
	RSUs	—	—	—	—	—	—	—	—	—
Olivier Kohler	Cash Incentive	—	—	625,000	1,250,000	—	—	—	—	—
	PSUs	3/15/2021	—	—	—	8,216	16,432	32,864	—	1,375,030
	RSUs	3/15/2021	—	—	—	—	—	—	16,432	1,375,030
Samantha Wellington	Cash Incentive	—	—	412,000	824,000	—	—	—	—	—
	PSUs	3/15/2021	—	—	—	3,745	7,469	14,938	—	625,006
	RSUs	3/15/2021	—	—	—	—	—	—	7,469	625,006
Edward Griese	Cash Incentive	—	—	289,100	433,500	—	—	—	—	—
	PSUs	3/15/2021	—	—	—	1,793	3,586	7,172	—	300,076
	RSUs	3/15/2021	—	—	—	—	—	—	3,586	300,076
(1)Amounts represent the range of possible cash payouts under our 2021 Executive Bonus Plan. The threshold amount is not applicable as the Compensation Committee has discretion to reduce the non-equity incentive awards to 0%. The maximum amount that could have been earned by each NEO was 200% of the target cash incentive. See the section titled "2021 Executive Compensation-Weighting of 2021 Executive Bonus Plan Performance Objectives and Award Scale" in the CD&A above for more detailed information. Actual amounts received under our 2021 Executive Bonus Plan are described under the section titled "2021 Executive Compensation-Annual Cash Incentive Compensation" in the CD&A above and in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.
(2)Each of the RSUs and PSUs shown in the table were granted under and is subject to the terms of the TriNet Group, Inc. 2019 Equity Incentive Plan. Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair market value for the equity awards granted to the NEOs as computed in accordance with FASB ASC 718 and based on the closing price of TriNet's common stock on the date of grant. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair market value of our 2021 PSU Awards is calculated at the target performance level. At the maximum performance level, the grant date fair value of our 2021 PSU Awards would be 200% of the target value. For information on the valuation assumptions used in these computations, see Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 14, 2022. The material terms of the RSUs and PSUs granted to the Named Executive Officers are described under the section titled "2021 Executive Compensation-2021 Long-Term Equity Incentive Awards" in the CD&A above.

Outstanding Equity Awards as of December 31, 2021 Table
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2021.

Name	Award Type	Grant Date	Option Awards				Stock Awards
							Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
					Option Exercise Price ($)	Option Expiration Date
			Number of Securities Underlying Unexercised Options (#)
			Exercisable	Unexercisable
Burton M. Goldfield	NQSO	2/11/2014	105,285(1)(3)	—	10.98	2/11/2024	—	—	—	—
	NQSO	3/5/2015	86,078(2)	—	33.51	3/5/2025	—	—	—	—
	RSAs	3/8/2018	—	—	—	—	2,626(5)	250,153	—	—
	RSUs	3/18/2019	—	—	—	—	10,124(5)	964,412	—	—
	RSUs	2/28/2020	—	—	—	—	34,585(7)	3,294,567	—	—
	PSUs	2/28/2020	—	—	—	—	56,531(8)	5,385,143	—	—
	RSUs	3/15/2021	—	—	—	—	29,129(7)	2,774,829	—	—
	PSUs	3/15/2021	—	—	—	—	71,702(9)	6,830,333	—	—
Kelly Tuminelli	RSUs	10/15/2020	—	—	—	—	29,626(6)	2,822,173	—	—
	PSUs	3/15/2021	—	—	—	—	29,876(9)	2,845,988	—	—
Olivier Kohler	RSAs	5/10/2018	—	—	—	—	1,480(4)	140,985	—	—
	RSUs	3/18/2019	—	—	—	—	6,328(5)	602,805	—	—
	RSUs	2/28/2020	—	—	—	—	15,963(7)	1,520,635	—	—
	PSUs	2/28/2020	—	—	—	—	26,091(8)	2,485,429	—	—
	RSUs	7/27/2020	—	—	—	—	9,920(7)	944,979	—	—
	RSUs	3/15/2021	—	—	—	—	13,351(7)	1,271,816	—	—
	PSUs	3/15/2021	—	—	—	—	32,864(9)	3,130,625	—	—
Samantha Wellington	RSUs	3/8/2018	—	—	—	—	263(5)	25,053	—	—
	RSUs	12/13/2018	—	—	—	—	8,845(4)	842,575	—	—
	RSUs	2/28/2020	—	—	—	—	9,312(7)	887,061	—	—
	PSUs	2/28/2020	—	—	—	—	15,221(8)	1,449,952	—	—
	RSUs	3/15/2021	—	—	—	—	6,069(7)	578,133	—	—
	PSUs	3/15/2021	—	—	—	—	14,938(9)	1,422,994	—	—

Edward Griese	RSAs	3/8/2018	—	—	—	—	394(5)	37,532	—	—
	RSUs	3/18/2019	—	—	—	—	1,519(5)	144,700	—	—
	RSUs	2/28/2020	—	—	—	—	2,011(7)	191,568	—	—
	PSUs	2/28/2020	—	—	—	—	7,393(8)	704,257	—	—
	RSUs	3/15/2021	—	—	—	—	896(7)	85,353	—	—
(1)Award was granted under our 2009 Equity Incentive Plan and was subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the award grant date, and 1/48th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting each month thereafter.
(2)Award was granted under our 2009 Equity Incentive Plan and was subject to a four-year vesting schedule, with 1/16th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the award grant date.
(3)We effected a 2-for-1 forward stock split in March 2014. Accordingly, the share totals and exercise prices shown in the table above reflect Mr. Goldfield's post-split holdings.
(4)Awards were granted under our 2009 Equity Incentive Plan and are subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the award grant date, and thereafter 1/16th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the award grant date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(5)Awards were granted under our 2009 Equity Incentive Plan and are subject to a four-year vesting schedule, with 1/16th of the total shares subject to the award (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the award grant date, in each case subject to such NEO's continued service with TriNet through the applicable vesting date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(6)Awards were granted under our 2019 Equity Incentive Plan and are subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the award grant date, and thereafter 1/16th of the total shares granted (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the award grant date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(7)Awards were granted under our 2019 Equity Incentive Plan and are subject to a four-year vesting schedule, with 1/16th of the total shares subject to the award (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares) vesting on the 15th day of the second month of each calendar quarter following the award grant date, in each case subject to such NEO's continued service with TriNet through the applicable vesting date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(8)Amounts in this column set forth unvested PSU Awards granted in 2020. The share amount for the unvested PSUs is reported based on the number of earned but unvested PSUs, i.e., the shares scheduled to vest on December 31, 2021 and December 31, 2022.
(9)Amounts in this column set forth unvested PSU Awards granted in 2021. The share amount for the unvested PSUs is reported based on the number of earned but unvested PSUs, i.e., the shares scheduled to vest on December 31, 2022 and December 31, 2023.
(10)The market value of the unvested shares is calculated by multiplying the number of shares by $95.26, the closing price of TriNet's common stock on December 31, 2021, the last trading day of TriNet's fiscal year.

2021 Option Exercises and Stock Vested Table
The following table shows for 2021 certain information regarding option exercises and stock awards vesting during 2021 with respect to our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Burton M. Goldfield	25,106	1,871,002	100,794	9,389,878
Kelly Tuminelli	—	—	13,466	1,352,308
Olivier Kohler	—	—	51,214	4,769,527
Samantha Wellington	—	—	30,822	2,866,242
Edward Griese	—	—	13,609	1,266,461
(1)Represents the value realized based on the closing price of TriNet's common stock on the vesting date of such shares multiplied by the number of shares vested. For purposes of TriNet's grant date fair market value calculation, we use the closing price of TriNet's common stock on the trading day prior to the vesting date.

Potential Payments Upon Termination or Change in Control
Our NEOs are eligible to receive severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under their respective employment agreements with the Company (for Mr. Goldfield) or the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan ("Severance Plan") (for the other NEOs). A summary of the terms and conditions of the NEOs' severance benefits under the applicable employment agreement or Severance Plan are set forth below (except as otherwise noted with respect to performance-based equity award agreements, which are applicable to all NEOs).
Change in Control Termination
If we terminate the employment of a participating NEO without cause or if such executive resigns for good reason, and if the termination occurs within the six-month period (for Mr. Goldfield), 12-month period or 18-month period (for the other NEOs) following a change in control of the Company, such executive will be entitled to receive the following benefits in accordance with the Severance Plan, subject to their execution of an effective release of claims in our favor:

•Cash Severance. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) of their then-current monthly base salary;
•Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield) or their target annual bonus for the fiscal year during which the termination occurs (for the other NEOs);
•COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;
•Accelerated Equity Vesting for Time-Based Equity Awards. 100% accelerated vesting of all then-unvested time-based equity awards; and
•Treatment of Performance-Based Equity Awards. In addition, pursuant to our performance-based equity award agreements, if a change in control occurs prior to the end of the determination date following the applicable performance period, performance criteria will be measured as of the date of the change in control based on actual performance (if capable of measurement) or at target (if not capable of measurement) and will be eligible to vest subject to continued employment. Upon an NEO's qualifying termination on or following a change in control, 100% of the unvested portion of the award that was earned (either in connection with the change in control or at an earlier time) will vest in full.
No Change in Control Termination
If we terminate the employment of an NEO without cause or if such executive resigns for good reason, other than due to such a termination that occurs within six-month period (for Mr. Goldfield), and 18-month period (for the other NEOs) following a change in control of the Company, such executive will be entitled to receive the following payments and benefits in accordance with the Severance Plan, subject to their execution of an effective release of claims in our favor:

•Cash Severance. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) of their then-current monthly base salary;
•Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield);
•COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;
•Accelerated Equity Vesting for Time-Based Equity Awards. Accelerated vesting of the portion of the executive’s unvested time-based equity awards that would have vested during the 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) following their termination date as if employment had continued through such date; and
•Treatment of Performance-Based Equity Awards. For Mr. Goldfield, in addition to accelerated equity vesting for time-based equity awards, all other outstanding unvested equity awards also are subject to acceleration if such equity award would have vested during the 18-month period following his termination date as if employment had continued through such date.
The amounts in the table below assume that the NEO terminated employment from the Company as of December 31, 2021 and the table sets forth the estimated payments and benefits that each would have received under the Severance Plan.

Name	Change in Control					No Change in Control
	Cash Severance ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)	Cash Severance ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(3)	Total ($)
Burton M. Goldfield	1,425,000	2,760,000	42,369	19,499,436	23,726,805	1,425,000	2,760,000	42,369	10,076,698	14,304,067
Kelly Tuminelli	625,000	625,000	12,041	5,668,161	6,930,202	625,000	—	12,041	1,026,236	1,663,277
Olivier Kohler(4)	625,000	625,000	30,300	10,097,274	11,377,574	625,000	—	30,300	4,553,809	5,209,109
Samantha Wellington	515,000	412,000	22,709	5,205,768	6,155,477	515,000	—	22,709	2,889,617	3,427,326
Edward Griese(5)	—	—	—	—	—	413,000	—	23,351	1,102,590	1,538,941
(1)Amount only includes estimated monthly premium for continued health benefits under our existing group health insurance plans for the duration of time the NEO is eligible for COBRA reimbursement under the applicable Severance Plan. Does not include monthly premiums for individual conversion life insurance or disability insurance policies.
(2)Based on the fair market value of TriNet's common stock as of December 31, 2021, which was $95.26 per share. Includes the actual number of shares earned under our 2021 PSUs by our NEOs during the 2021 measurement period with 100% accelerated vesting.
(3)Based on the fair market value of TriNet's common stock as of December 31, 2021, which was $95.26 per share.
(4)Mr. Kohler shall step down from his employment from the Company on June 30, 2022. He shall receive severance benefits consistent with the applicable Severance Plan.
(5)Except for amount described in footnote 1, amounts reflect actual payments and benefits received in connection with the applicable NEO's separation from the Company in 2021 as described below.
Separation Agreement with Mr. Griese

On December 31, 2021, the Company entered into a separation agreement with Edward Griese (the “Griese Separation Agreement”), the Company’s Senior Vice President, Insurance Services, who retired effective December 31, 2021 (the “Retirement Date”) to pursue other professional and personal interests. Under the Griese Separation Agreement, Mr. Griese became entitled to participate in, and his retirement constituted a qualifying termination under, the Severance Plan. The Griese Separation Agreement provides for a customary release of claims, which upon becoming effective, under the Severance Plan, entitled Mr. Griese to the following: (i) a lump sum cash severance payment equal to 12 months of his current base salary, (ii) if Mr. Griese elected to continue his participation in the Company’s group health insurance plan under applicable COBRA regulations, the Company agreed to pay the applicable COBRA premiums for a period of up to 12 months; and (iii) accelerated vesting of all unvested equity awards that would have otherwise vested based solely on continued service through December 31,

2022. Mr. Griese forfeited his remaining unvested equity awards, including his 2021 PSUs, and was not eligible to receive an annual cash incentive for the fiscal year.
Also under the Griese Separation Agreement, Mr. Griese’s consulting firm, ER Griese Consulting, LLC, provided services to the Company for the first three months of 2022, ending effective March 31, 2022, for a monthly fee of $83,000, to support the transition of his duties and certain priorities concerning the Company’s health and welfare strategy.
Separation Agreement with Mr. Kohler
On March 28, 2022, the Company entered into a separation agreement with Mr. Kohler (the “Kohler Separation Agreement”) pursuant to which he will step down from his employment with the Company on June 30, 2022 (the “Separation Date”). Subject to Mr. Kohler’s execution of a general release of claims against the Company following the Separation Date and his compliance with certain restrictive covenants, Mr. Kohler will be entitled to the separation payments and benefits described in the Severance Plan which consist of (i) an amount equal to 12 months of his base salary, (ii) Company-paid or reimbursed premiums for continued healthcare coverage for up to 12 months; and (iii) accelerated vesting of the portion of Mr. Kohler’s unvested time-based equity awards as if Mr. Kohler’s employment had continued for 12 months following the Separation Date.
Death and Disability
On March 4, 2022, the Equity Award Committee approved that some or all of the equity awards to be issued to colleagues under our 2019 equity compensation plan, and all equity awards outstanding and held by colleagues under any of our equity compensation plans, would become immediately vested upon the awardee's death or disability (as defined in the applicable plan).

2021 Pay Ratio Disclosure
Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following information for 2021:
•the median of the annual total compensation of all our colleagues (except our CEO) was $90,602;
•the annual total compensation of our CEO was $8,679,383; and
•the ratio of these two amounts was 96 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median colleague and calculating annual total compensation allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Methodology for Identifying Our “Median Employee”
Employee Population
To identify the median of the annual total compensation of all of our employees (other than our CEO), we first identified our total domestic and foreign employee population. As reported in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K filed with the SEC on February 14, 2022, we had an employee population of approximately 2,800 as of December 31, 2021.
We selected December 31, 2021 as the date upon which we would identify the “median employee”.
Adjustments to our Employee Population
As permitted by applicable regulations, we excluded less than 0.1% of our employee population working outside of the United States, or 6 employees in Canada out of our approximately 2,800 as of December 31, 2021, for the purpose of identifying our median employee. Other than the employees in Canada, we did not as of December 31, 2021 have any other employees located outside of the United States.
Determining our Median Employee
To identify our median employee from our total adjusted employee population, we compared the wages of our employees as reported to the Internal Revenue Service on Form W-2 Box 5 for 2021, which we believe to be a reasonable compensation measure. Box 5 reports the amount of wages subject to the Medicare tax, which includes any deferred compensation, 401(k) contributions or other fringe benefits that are excluded from the federal income tax. We identified our median employee by using the Form W-2 Box 5 compensation measure, which was consistently applied to all our employees included in the calculation.
We did not conduct statistical sampling to identify our median employee from our employee population, or use any special methodology including any material assumptions, adjustments or estimates.
Our Median Employee
Using the methodology described above, we determined that our median employee was a full-time, salaried employee located in the United States with Box 5 wages for the 12-month period ending December 31, 2021 of $81,269.

Determination of Annual Total Compensation of our Median Employee and our CEO

We calculated the median employee's annual total compensation for 2021 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2021 (as set forth in the 2021 Summary Compensation Table of this Proxy Statement), adjusted to include the cost to the Company in 2021 of specified employee benefits that are provided on a non-discriminatory basis, including group health care coverage and sales referral bonuses.
Our CEO’s annual total compensation for 2021 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2021 Summary Compensation Table in this Proxy Statement, adjusted in a similar manner as the annual total compensation of our median employee. Because group health care coverage was included, our CEO's annual total compensation for 2021 differs from the amount reported in the Summary Compensation Table.

Non-Employee Director Compensation
Non-Employee Director Compensation Policy
Our non-employee director compensation policy provides that each non-employee director will receive the following cash compensation for board services:

	Chair ($)	Non-Chair Member ($)
Board
Annual Cash Retainer(1)	85,000	60,000
Meeting Fee	1,500	1,500
Committees(1)
Audit
Annual Retainer	30,000	15,000
Meeting Fee	1,000	1,000
Compensation
Annual Retainer	30,000	15,000
Meeting Fee	1,000	1,000
Nominating and Corporate Governance
Annual Retainer	15,000	7,500
Meeting Fee	500	500
Risk(2)
Annual Retainer	15,000	7,500
Meeting Fee	500	500
(1)    After considering recent market data and Board member duties, and upon recommendation of the Compensation Committee in consultation with its Compensation Consultant, the Board approved a $10,000 increase in each member's annual cash retainer effective May 27, 2021. This figure reflects the adjusted annual cash retainer.
(2)    In March 2021, the Board formed the Risk Committee. Risk Committee members receive the same compensation for Board services as Nominating and Corporate Governance Committee members.
If the Board meeting and the committee meeting are on the same day, only the Board meeting fee is paid.
In addition, on the date of our first Board meeting each calendar year, each of our non-employee directors is granted an RSU Award with a grant date fair value of $200,000 (or $300,000, in the case of the Board Chair) to be settled in shares of our common stock. Starting in calendar year 2021, each such annual RSU Award that is granted will vest in full on the date of the Annual Meeting of Stockholders for the year immediately following the year in which the awards were granted, subject to the non-employee director's continuous service through such date. Prior-year awards vested in full on the first anniversary of the date of grant, subject to continuous service through that date.
In addition, upon initial election or appointment to the Board, each new non-employee director is granted an RSU Award with a grant date value of $200,000 (or $300,000, in the case of a new non-employee director to serve as Chair of the Board) to be settled in shares of our common stock, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the vesting date of the most recent grant of the annual RSU Awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the vesting date of the most recent grant of the annual RSU Awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.

In addition, each of the foregoing RSU Awards is eligible to vest in full immediately prior to a change in control, subject to the non-employee director continuous service the date immediately prior to the change in control.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.
The maximum annual amount of compensation (including cash and equity compensation) for each non-employee director is $750,000 for each of calendar years 2019 through 2024, or if earlier, through the last calendar year not covered by a subsequent stockholder approval of a different maximum annual amount of compensation for non-employee directors. The maximum amount covers all forms of cash, stock and other compensation (other than reimbursements for reasonable out-of-pocket expenses incurred in attending Board and committee meetings).
2021 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2021 to non-employee directors who served on the Board during the year. Mr. Goldfield’s compensation is shown in the table entitled “2021 Summary Compensation Table" and the related tables under the section titled “2021 Executive Compensation" in the CD&A. Mr. Goldfield does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael J. Angelakis	95,500	200,001	295,501
Katherine August-deWilde	100,000	200,001	300,001
Martin Babinec	62,500	200,001	262,501
H. Raymond Bingham	103,540	200,001	303,541
Paul Chamberlain	101,952	200,001	301,953
Ralph A. Clark(3)	69,578	204,943	274,521
Maria Contreras-Sweet	81,758	200,001	281,759
Shawn Guertin(4)	37,546	200,001	237,547
David C. Hodgson	99,500	300,001	399,501
Jacqueline Kosecoff	90,476	200,001	290,477
Wayne B. Lowell	112,786	200,001	312,787
Myrna Soto(5)	58,767	164,972	223,739
(1)The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair market value of the equity awards granted to our non-employee directors during 2021, as computed in accordance with FASB ASC 718. The grant date fair market value for the RSU Awards is measured based on the closing price of TriNet’s common stock on the date of grant. The assumptions used in the calculation of these amounts are included in Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)As of December 31, 2021, each non-employee director (other than Mr. Guertin) held outstanding equity awards for the specified number of shares of TriNet's common stock: Mr. Angelakis: 2,576 unvested RSUs; Ms. August-deWilde: 2,576 unvested RSUs; Mr. Babinec: 2,576 unvested RSUs; Mr. Bingham: 15,000 outstanding stock options and 2,576 unvested RSUs; Mr. Chamberlain: 2,576 unvested RSUs; Mr. Clark: 2576 unvested RSUs; Ms. Contreras-Sweet: 2,576 unvested RSUs; Mr. Hodgson: 3,864 unvested RSUs; Dr. Kosecoff: 2,576 unvested RSUs; Mr. Lowell: 20,000 outstanding stock options and 2,576 unvested RSUs; and Ms. Soto: 2,152 unvested RSUs.
(3)Mr. Clark joined our Board on March 16, 2021 and received a grant of 59 RSUs on March 16, 2021 and 2,576 RSUs on March 24, 2021 with the grant date fair value computed in accordance with FASB ASC 718 set forth in the table above.

(4)On May 27, 2021, Mr. Guertin resigned from the Board and received a grant of 2,576 RSUs on March 24, 2021 with the grant date fair value computed in accordance with FASB ASC 718 set forth in the table above.
(5)Ms. Soto joined our Board on May 27, 2021 and received a grant of 2,152 RSUs on May 27, 2021 with the grant date fair value computed in accordance with FASB ASC 718 set forth in the table above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2021. As of December 31, 2021, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.
Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by stockholders	1,684,042(1)	16.22(2)	6,308,901(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,684,042	16.22	6,308,901
(1)Includes shares of common stock issuable pursuant to equity awards outstanding under our 2009 Equity Incentive Plan, which consists of (a) options to purchase 306,867 shares of common stock, and (b) 142,961 shares of common stock underlying unvested RSU Awards. Also includes the number of shares of common stock issuable pursuant to equity awards outstanding under our 2019 Equity Incentive Plan (the "2019 Plan"), which consists of 865,966 shares of common stock underlying unvested RSU Awards and 368,248 shares of common stock underlying unvested PSU Awards.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSU Awards and PSU Awards, each of which have no exercise price.
(3)Includes, under the 2019 Plan, 2,145,487 shares of common stock reserved for future issuance, and, under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), 4,163,414 shares of common stock reserved for future issuance.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Transactions with Related Persons
We have adopted a policy under which any transaction in which the amount involved exceeds $120,000 with any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, members of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities must be presented to our Finance and Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, our Finance and Audit Committee is allowed to consider all available facts and circumstances about the transaction deemed relevant, including, but not limited to, the risks, costs and benefits to the Company, the terms of the transaction and whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Transactions with Related Persons

This section describes transactions since January 1, 2021 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•the amounts involved exceeded or are expected to exceed $120,000; and

•the transaction involved any of our directors, executive officers or holders of more than 5% of our common stock, any member of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Finance and Audit Committee for review and consideration and were approved or ratified by the Finance and Audit Committee in accordance with our policy described above. We believe the terms of the transactions described below are on terms comparable to those we could have obtained in arm’s length dealings with unrelated third parties.

•Based on information in a Schedule 13D/A filed on March 26, 2021, AGI-T, L.P., an entity affiliated with Atairos Group, Inc., and/or its affiliates (“Atairos”) is an owner of more than 5% of the Company’s common stock and one of our directors, Mr. Angelakis, holds an executive position with Atairos, which makes Atairos a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2021. Atairos became a customer of the Company in 2017. In 2021, including payments from affiliates of Atairos and certain WSE-related pass-through amounts, Atairos paid the Company $794,114 as a customer of the Company.

•Based on information in a Schedule 13G filed on February 9, 2022, Cantillon Capital Management LLC and/or its affiliates (“Cantillon”) is an owner of more than 5% of the Company’s common stock, which makes Cantillon a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2021. Cantillon became a customer of the Company in 2017. In 2021, including certain WSE-related pass-through amounts, Cantillon paid the Company $772,119 as a customer of the Company.

•One of our directors, Mr. Clark, is the Chief Executive Officer of ShotSpotter, Inc. ("ShotSpotter), which makes ShotSpotter a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. ShotSpotter became a customer of the Company in 2007. In 2021, including payments from affiliates of ShotSpotter and certain WSE-related pass-through amounts, ShotSpotter paid the Company $3,105,238 as a customer of the Company.

We also have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements they may be required to pay in actions or proceedings to which they are or may be made a party by reason of their position as a director, executive officer or other agent of the Company and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other 2022 Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other 2022 Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to TriNet Group, Inc., Attention: Samantha Wellington, Corporate Secretary, One Park Place, Suite 600, Dublin, California 94568 or you may reach us by telephone at 888-874-6388. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2022 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Samantha Wellington
Secretary
April 12, 2022
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 (including the financial statements and financial statements schedule) is available without charge upon written request to: Samantha Wellington, Corporate Secretary, TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

APPENDIX A
TRINET GROUP, INC. 2019 EQUITY INCENTIVE PLAN
As Amended and Restated
March 24, 2022
Section 1.Purpose. The purpose of the TriNet Group, Inc. Amended and Restated 2019 Equity Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of TriNet Group, Inc., a Delaware corporation (the “Company”), thereby furthering the best interests of the Company and its stockholders.
Section 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company.
(b)“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
(d)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(e)“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” is as defined in the Participant’s Service Agreement, if any, or if not so defined, unless otherwise defined in the Participant’s applicable Award Agreement, means the Participant’s: (i) conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty; (ii) the commission of, attempted commission of, or participation in an act of fraud, dishonesty, embezzlement or misappropriation, in each case, against the Company or any of its Affiliates; (iii) misconduct or gross negligence in providing services to the Company or its Affiliates; (iv) conduct that the Participant knew or reasonably should have known would be injurious to, or otherwise have an adverse impact on, the business or reputation of the Company or its Affiliates; (v) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (vi) the Participant’s breach or violation of any policies, rules, procedures, guidelines or statutory duties of the Company or its Affiliates; or (vii) the Participant’s material breach of any applicable Service Agreement, Award Agreement or any restrictive covenant obligations or any other material contract or agreement between the Participant and the Company or any of its Affiliates.

(h)“Change in Control” means, unless otherwise the occurrence of any one or more of the following events:
(i)any Person, other than any Non-Change in Control Person, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;
(ii)a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, in the event that the Board increases the number of members of the Board, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(iii)the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation that is determined by the Existing Board prior to such merger or consolidation to have been effected solely to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or
(iv)the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(j)“Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
(k)“Consultant” means any individual, including an advisor, who is providing services to the Company or any Affiliate or who has accepted an offer to provide such services or consultancy from the Company or any Affiliate.
(l)“Director” means any member of the Board.
(m)“Disability” means, with respect to a Participant, “disability” as defined in the Participant’s Service Agreement, if any, or if not so defined, unless otherwise provided in the Participant’s applicable Award Agreement, a disability that would qualify as such under the Company’s long-term disability plan. Notwithstanding the foregoing, with respect to any payment pursuant to an Award that is subject to Section 409A of the Code that is triggered upon a Disability, Disability means that the Participant is disabled as defined under Section 409A(a)(2)(C) of the Code.
(n)“Effective Date” means the date on which the Plan is last approved by the Company’s stockholders.
(o)“Employee” means any individual, including any officer, employed by the Company or any Affiliate or any prospective employee or officer who has accepted an offer of employment from the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.
(q)“Fair Market Value” means with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(r)“Incentive Stock Option” means an option representing the right to purchase Shares from the Company (or portion of such option), granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code and is not designated as a Non-Qualified Stock Option by the Committee.
(s)“Intrinsic Value” with respect to an Option or SAR Award means the excess, if any, of the price or implied price per Share in a Change in Control or other event over the exercise or hurdle price of such Award multiplied by  the number of Shares covered by such Award.
(t)“Non-Change in Control Person” means (i) any employee plan established by the Company or any Subsidiary; (ii) the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.
(u)“Non-Employee Director” means any Director who is not an employee of the Company or any Subsidiary.
(v)“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company (or portion of such option), granted pursuant to Section 6, that does not meet the requirements of Section 422 of the Code or is designated as a Non-Qualified Stock Option by the Committee.
(w)“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
(x)“Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.
(y)“Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.
(z)“Participant” means the recipient of an Award granted under the Plan.
(aa)“Performance Award” means an Award (or portion thereof) granted pursuant to Section 10.
(ab)“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(ac)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(ad)“Prior Plan” means the TriNet Group, Inc. 2009 Equity Incentive Plan.
(ae)“Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.
(af)“RSU” means a contractual right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof, granted pursuant to Section 9 that is denominated in Shares. Awards of RSUs may include the right to receive dividend equivalents, subject to Section 11(b).
(ag)“SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of  the Fair Market Value of one Share on the date of exercise or settlement over the exercise or hurdle price of the right on the date of grant.
(ah)“SEC” means the U.S. Securities and Exchange Commission.
(ai)“Service Agreement” means any offer letter or employment, severance, consulting or similar agreement between the Company or any of its Subsidiaries and the Participant.
(aj)“Share” means a share of the Company’s common stock, $0.000025 par value.
(ak)“Subsidiary” means an entity of which the Company, directly or indirectly, holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.
(al)“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.
(am)“Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Affiliate, or, in the case of a Participant who is a Consultant or Non-Employee Director, the date the performance of services for the Company or any Affiliate has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate, as applicable, as a Non-Employee Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a Subsidiary when a Subsidiary ceases to be a Subsidiary unless such Participant’s employment continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3.Eligibility.
(a)Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
(b)Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Participant as compensation for services as a Non-Employee Director shall not exceed $750,000 for any single calendar year.
(c)Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.
Section 4.Administration.
(a)Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.
(b)Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.
(c)Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to:  designate Participants;  determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan;  determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;  determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;  amend terms or conditions of any outstanding Awards; correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
Section 5.Shares Available for Awards.
(a)Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan as of the Effective Date shall equal 6,700,000 Shares (the “Share Pool”).
(b) If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. Any Shares that are withheld by the Company or tendered by a Participant on or after the Effective Date to (i) pay the exercise price of an Option or SAR or (ii) to satisfy the tax withholding obligations associated with an Option or SAR, shall not become available again for grant under the Plan. Any Shares withheld in respect of taxes in connection with any Award other than an Option or SAR shall again be available for grant under the Plan.
(c)In the event of any change in the Shares effected without receipt of consideration by the Company, including as a result of any dividend or other distribution (other than an ordinary cash dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably, any or all of the following as it deems appropriate:
(i)the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(e);
(ii)the number and type of Shares (or other securities) subject to outstanding Awards; and
(iii)the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;
provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. The Committee in its sole discretion, may also make such adjustments to the terms of any Awards to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modifications of performance goals or Performance Periods applicable to any Performance Award.

(d)Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
(e)Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be equal to the Share Pool.
Section 6.Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b)The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.
(c)The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.
(d)No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).
(e)The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to Participants who were employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code) at all times during the period beginning on the date of the granting of the Incentive Stock Option and ending on the day three (3) months (or, in the case of an employee whose Termination of Services was due to death or Disability, one (1) year) before the date of the exercise of the Incentive Stock Option. Notwithstanding any designation as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options that become exercisable for the first time during any calendar year exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. For purposes of the foregoing, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date of the grant of such Incentive Stock Option. No Incentive Stock Options may be issued more than ten years following the earlier of (i) the date of adoption or (ii) the most recent date of approval of the Plan by the stockholders of the Company.
Section 7.Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.
(c)The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.
(d)Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.
(e)No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).
Section 8.Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)The Award Agreement shall specify the vesting schedule.
(b)Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends; provided that, as set forth in Section 11(b), in the event of the payment of a dividend in connection with a Share of Restricted Stock, such dividend shall be subject to the same restrictions and vesting conditions as the Share of Restricted Stock.
(d)The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions payable on Awards of Restricted Stock be paid either in cash or in additional Shares provided that, as set forth in Section 11(b), such dividends or distributions shall be subject to the same restrictions as the underlying Awards.
(e)Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(f)The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.
Section 9.RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).
(b)Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.
(d)The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions payable on Awards of RSUs be paid either in cash or in additional Shares provided that, as set forth in Section 11(b), in the event a dividend or dividend equivalent is awarded in connection with an RSU prior to vesting or settlement, such dividend equivalent shall be subject to the same restrictions and vesting conditions as the underlying RSU.
(e)Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(f)The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.
Section 10.Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)A Performance Award may be denominated as a cash amount, number of Shares or units or a combination thereof and is an Award (or a portion thereof) which may be earned upon achievement or satisfaction of one or more performance conditions specified by the Committee. In addition, the Committee may specify that any other Award (or portion thereof) shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award (or any portion thereof) or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.
(b)If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from

Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
(c)Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.
(d)A Performance Award shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall be paid in cash or Shares, provided that, as set forth in Section 11(b), such dividend equivalent shall be subject to the same restrictions and vesting conditions as the underlying Performance Award. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(e)The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.
Section 11.Other Cash-Based Awards and Other Stock-Based Awards.
(a)The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.
(b)Notwithstanding anything herein to the contrary, any cash dividends, stock or other property distributed as a dividend, dividend equivalent or otherwise with respect to any Award shall be subject to the same time and/or performance-based vesting conditions and other restrictions or risks of forfeiture as the underlying Award with respect to which such cash, stock or other property has been distributed.
Section 12.Effect of Termination of Service or a Change in Control on Awards.
(a)The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be accelerated, exercised, settled, vested, paid or forfeited in the event of the Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award. Notwithstanding the foregoing, (i) in the event the Participant’s Termination of Service is for any reason other than due to death or Disability, and except as further limited by the Committee, the Participant must exercise any vested Incentive Stock Options no later than three (3) months following the Participant’s Termination of Service, and (ii) in the event the Participant’s Termination of Service is due to death or Disability, the Participant or the Participant’s Beneficiaries must exercise any vested Incentive Stock Options no later than one year following the Participant’s Termination of Service.
(b)In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i)continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(ii)substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);
(iii)acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, upon (A) the Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor entity or its parent) without Cause or by the Participant for “good reason” (as such term may be defined in the applicable Award Agreement, Service Agreement or, if not otherwise defined, a definition as may be established by the Committee in such Change in Control, as the case may be) or (B) the failure of the successor or surviving entity (or its parent) to continue or assume such Award;
(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s), including waiving the performance conditions applicable to all or any portion of any Performance Award that is not vested as of the date of such Change in Control and providing that the relevant portion of such Award shall vest as of a date specified by the Committee, subject to the Participant’s continuous service with the Company and its Affiliates or such other terms and conditions imposed by the Committee in its discretion; and
(v)cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

Section 13.General Provisions Applicable to Awards.
(a)Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.
(b)Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c)Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.
(d)Except as may be permitted by the Committee or as specifically provided in an Award Agreement,  no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and  during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
(e)A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.
(f)All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g)Subject to applicable law, the Committee may impose restrictions on a Participant in connection with any Award granted to such Participant with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Section 14.Amendments and Terminations.
(a)Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without  stockholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or  subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 19. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.
(c)Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 19.
(d)No Repricing. Notwithstanding the foregoing, except as provided in Section 5(c), no action (including the repurchase of Options or SAR Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s stockholders.
Section 15.Prior Plan.
(a)Following the Effective Date, no additional stock awards shall be granted under the Prior Plan. All Awards granted on or after the Effective Date shall be subject to the terms of this Plan.
(b)Any shares remaining available for future issuance under the Prior Plan as of the Effective Date shall not be available under the Prior Plan as of the Effective Date.
(c)From and after the Effective Date, all outstanding stock awards granted under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan; provided, however, any Shares associated with stock awards granted under the Prior Plan that (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or repurchased by the Company or (iii) are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award other than an option or stock appreciation right granted under the Prior Plan will immediately be added to the Share Pool as set forth in Section 5(a). Any Shares that are tendered on or after the Effective Date to pay the exercise price of an option or stock appreciation right granted under the Prior Plan shall not be added to the Share Pool.

Section 16.Miscellaneous.
(a)No Employee, Consultant, Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
(b)The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.
(c)Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.
(e)If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(f)Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(g)No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.
Section 17.Effective Date of the Plan. The Plan shall be effective as of the Effective Date, subject to prior approval by the Board.
Section 18.Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of  the 10-year anniversary of the Effective Date as set forth above;  the maximum number of Shares available for issuance under the Plan have been issued; or  the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
Section 19.Cancellation or “Clawback” of Awards. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.
Section 20.Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.
Section 21.Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(b).
Section 22.Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include:
(a)administering and maintaining Participant records;
(b)providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
(c)providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and
(d)transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.
Participants shall further be bound by such other terms and conditions relating to data privacy and data protection as are set forth in the Participant’s Award Agreement.
Section 23.Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

TriNet

TRINET GROUP, INC.
ONE PARK PLACE, SUITE 600
DUBLIN, CA 94568

SCAN TO
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The Board of Directors recommends you vote FOR the following three nominees to hold office until the 2025 Annual Meeting of Stockholders:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Paul Chamberlain 02) Wayne B. Lowell 03) Myrna Soto

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000557640_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

TRINET GROUP, INC.
Annual Meeting of Stockholders
May 24, 2022 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Burton M. Goldfield and Samantha Wellington, and each of them individually, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRINET GROUP, INC. that the stockholder is entitled to vote at the 2022 Annual Meeting of Stockholders, which will be held virtually at www.virtualshareholdermeeting.com/TNET2022 on Tuesday, May 24, 2022, at 9:00 AM PDT and any adjournment or postponement thereof

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and for such other matters as may properly come before the meeting as said proxies deem advisable. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates.

0000557640_2 R1.0.0.24

Continued and to be signed on reverse side